Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and between

BANK7 CORP.

and

CENTURY FINANCIAL SERVICES CORPORATION

Dated as of September 16, 2026

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4.19	Investment Portfolio.	30
4.20	Assets.	31
4.21	Intellectual Property.	32
4.22	Related Party Transactions.	33
4.23	State Takeover Laws.	33
4.24	Reorganization.	33
4.25	Century Information.	33
4.26	Loan Portfolio.	34
4.27	Deposits.	36
4.28	Allowance for Credit Losses.	36
4.29	Insurance.	36
4.30	Investment Advisory, Insurance and Broker-Dealer Matters.	37
4.31	Indemnification.	37
4.32	Delivery of Century Disclosure Memorandum.	37
4.33	No Other Representations and Warranties.	37

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		38

5.1	Organization, Standing, and Power.	38
5.2	Capital Stock.	39
5.3	Authority; No Violation.	40
5.4	Consents and Approvals.	41
5.5	Reports.	41
5.6	Books and Records.	42
5.7	Financial Matters.	42
5.8	Brokers and Finders.	44
5.9	Absence of Certain Changes or Events.	44
5.10	Legal and Regulatory Proceedings.	44
5.11	Tax Matters.	45
5.12	Employee Benefits.	46
5.13	SEC Reports	48
5.14	Compliance with Laws.	48
5.15	Agreements with Regulatory Agencies.	51
5.16	Environmental Matters.	51
5.17	Investment Portfolio.	52
5.18	Reorganization.	52
5.19	Buyer Information.	52
5.20	Insurance.	53
5.21	Delivery of Buyer Disclosure Memorandum.	53
5.22	No Other Representations and Warranties.	53

ARTICLE 6 COVENANTS RELATING TO CONDUCT OF BUSINESS		54

6.1	Conduct of Business Prior to the Effective Time	54
6.2	Negative Covenants of Century.	54
6.3	Negative Covenants of Buyer.	58
6.4	Reports.	59

ARTICLE 7 ADDITIONAL AGREEMENTS		59

7.1	Regulatory Matters.	59
7.2	Access to Information; Confidentiality.	61
7.3	Non-Control	62
7.4	Shareholder Approval	62
7.5	Legal Conditions to the Merger.	63
7.6	Employee Matters.	64
7.7	Indemnification; Directors and Officers’ Insurance.	66
7.8	Additional Agreements.	67
7.9	Advice of Changes	67
7.10	Shareholder Litigation	68
7.11	Acquisition Proposals.	68
7.12	Public Announcements	70
7.13	Change of Method	70
7.14	Takeover Restrictions	70
7.15	Treatment of Century Indebtedness	70
7.16	Certain Tax Matters	71
7.17	Non-Competition Agreements..	71
7.18	Century Shareholder Agreements.	71
7.19	Securities Act Compliance; Resale Registration Statement.	71
7.20	Delivery of Century Bank Disclosure Memorandum	72
7.21	Century Bank Board	72
7.22	Claims Letters	72
7.23	Commercially Reasonable Efforts	73

ARTICLE 8 CONDITIONS PRECEDENT		73

8.1	Conditions to Obligations of Each Party.	73
8.2	Conditions to Obligations of Buyer.	73
8.3	Conditions to Obligations of Century	75

ARTICLE 9 TERMINATION		76

9.1	Termination.	76
9.2	Effect of Termination.	77

ARTICLE 10 MISCELLANEOUS		79

10.1	Definitions.	79
10.2	Amendment.	89
10.3	Extension; Wavier	89
10.4	Nonsurvival of Representations, Warranties and Agreements	89
10.5	Expenses	89
10.6	Notices	89
10.7	Interpretation	90
10.8	Counterparts	91
10.9	Entire Agreement	91
10.10	Governing Law; Jurisdiction.	91
10.11	Waiver of Jury Trial	92
10.12	Assignment; Third-Party Beneficiaries	92
10.13	Specific Performance	92

10.14	Severability	92
10.15	Confidential Supervisory Information	93
10.16	Delivery by Electronic Transmission	93
10.17	Receivership Share Purchase Agreement	93

LIST OF EXHIBITS

Exhibit	Description

A	Form of Century Voting Agreement

B	Form of Bank Merger Agreement

C-1	Form of Director Non-Solicitation Agreement

C-2	Form of Shareholder Non-Competition Agreement

D	Form of Claims Letter

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 16, 2026, is by and between Bank7 Corp., an Oklahoma corporation (“Buyer”), and Century Financial Services Corporation, a New Mexico corporation (“Century”).

RECITALS

WHEREAS, certain outstanding shares of Century common stock held by the Peters Family Group representing approximately 71% of the outstanding shares of Century (the “Receivership Shares”) are subject to a receivership appointed pursuant to orders of the United States District Court for the District of Arizona (the “Court”) in KS StateBank Corporation v. Kathleen K. Peters, et al., Case No. CV-25-02576-PHX-ROS (the “Receivership Proceeding”)

WHEREAS, Buyer is a party to that certain Stock Purchase Agreement, dated as of July 1, 2026, by and between Buyer and MCA Financial Group Ltd., and specifically Morris C. Aaron and/or Keith Bierman, solely in its/their capacity as court-appointed receiver (the “Receiver”), appointed pursuant to orders of the Court in the Receivership Proceeding, as amended by that certain First Amendment to Stock Purchase Agreement, dated as September 3, 2026 (as amended, the “Receivership Share Purchase Agreement”), pursuant to which, Buyer has agreed to purchase the Receivership Shares from the Receiver.

WHEREAS, in order to effect a whole company transaction in lieu of a purchase of a controlling interest under the Receivership Share Purchase Agreement, the Buyer is willing to enter into this Agreement.

WHEREAS, the Boards of Directors of Buyer and Century have determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which Century will, subject to the terms and conditions set forth herein, merge with and into Buyer (the “Merger”), so that Buyer is the surviving entity (in such capacity, the “Surviving Entity”) in the Merger.

WHEREAS, the Boards of Directors of Buyer and Century have determined that it is in the best interests of their respective companies and shareholders to consummate the Merger pursuant to the terms of this Agreement in lieu of the transactions contemplated by the Receivership Share Purchase Agreement, with Buyer reserving all rights under the Receivership Share Purchase Agreement.

WHEREAS, in furtherance thereof, the respective Boards of Directors of Buyer and Century have approved the Merger and adopted this Agreement and Century has resolved to submit this Agreement to its shareholders for approval and to recommend that their respective shareholders approve this Agreement.

WHEREAS, as a condition and material inducement and as additional consideration to Buyer to enter into this Agreement, as of the date hereof, each of the directors and executive officers of Century and Century Bank who hold shares of Century Common Stock, each member of the Peters Family Group, the Receiver, and certain minority shareholders of Century have entered into, or pursuant to the terms hereof, will enter into, a voting agreement with Buyer (the “Century Voting Agreements”), generally in the form attached hereto as Exhibit A.

WHEREAS, Buyer reserves all rights it has under the Receivership Share Purchase Agreement and, if this Agreement is terminated for any reason, Buyer intends to proceed with closing the transactions contemplated by the Receivership Share Purchase Agreement in accordance with its terms.

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe certain conditions to the Merger.

WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1(a) of this Agreement.

ARTICLE 1
THE MERGER

1.1        Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Oklahoma General Corporation Act (the “OGCA”) and the New Mexico Business Corporation Act (the “NMBCA”) at the Effective Time, Century shall merge with and into Buyer pursuant to this Agreement.  Buyer shall be the Surviving Entity, and shall continue its corporate existence under the Laws of the State of Oklahoma.  Upon consummation of the Merger, the separate corporate existence of Century shall terminate.

1.2        Time and Place of Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., Central time, on a date which shall be (i) no later than five (5) Business Days after the satisfaction or waiver (subject to applicable Law) of all of the conditions set forth in Article 8 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); provided that, upon the election of Buyer, the Parties shall cause the Closing to occur no later than the first calendar day of the calendar month following the calendar month in which the satisfaction or waiver (subject to applicable Law) of all of the conditions set forth in Article 8 hereof first occurs (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Buyer and Century.  The date on which the Closing occurs is referred to as the “Closing Date.”

1.3         Effective Time.  On or (if agreed by Buyer and Century) prior to the Closing Date, Buyer and Century, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of Oklahoma (the “Oklahoma Secretary”) in accordance with the OGCA and articles of merger with the Secretary of State of the State of New Mexico (the “New Mexico Secretary”) pursuant to the NMBCA (the “Certificates of Merger”).  The Merger shall become effective at such time as agreed upon by Buyer and Century and specified in the Certificates of Merger in accordance with the relevant provisions of the OGCA and the NMBCA, or at such other time as shall be provided by applicable Law (such time hereinafter referred to as the “Effective Time”).

1.4        Charter of Surviving Entity.  At the Effective Time, the Buyer Certificate of Incorporation, as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law.

1.5        Bylaws of Surviving Entity. At the Effective Time, the Buyer Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law.

1.6        Directors and Officers.  The directors of Buyer in office immediately prior to the Effective Time shall serve as the directors of the Surviving Entity from and after the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Entity. The officers of Buyer in office immediately prior to the Effective Time shall serve as the officers of the Surviving Entity from and after the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

1.7        Bank Merger.  As soon as practicable following the Merger, but not as a condition to closing the Merger, Century Bank, a New Mexico state-chartered non-member bank and a wholly-owned Subsidiary of Century, will merge (the “Bank Merger”) with and into Bank7, an Oklahoma state-chartered Federal Reserve member bank and a wholly-owned Subsidiary of Buyer. Bank7 shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Century Bank shall cease.  The Bank Merger shall be implemented pursuant to an agreement and plan of merger in substantially the form attached hereto as Exhibit B (the “Bank Merger Agreement”).  (a) Century shall cause the Board of Directors of Century Bank to approve the Bank Merger Agreement, Century, as the sole stockholder of Century Bank, shall approve the Bank Merger Agreement and Century shall cause the Bank Merger Agreement to be duly executed by Century Bank and delivered to Buyer, and (b) Buyer shall cause the Board of Directors of Bank7 to approve the Bank Merger Agreement, Buyer, as the sole shareholder of Bank7, shall approve the Bank Merger Agreement and Buyer shall cause the Bank Merger Agreement to be duly executed by Bank7 and delivered to Century.  For purposes of this Agreement, the term “Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.  If the Bank Merger does not occur immediately following the Effective Time, Century will cause certain members of the Century Bank Board of Directors to resign effective immediately following the Effective Time in accordance with Section 7.21.

1.8        Tax Treatment of the Merger.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

ARTICLE 2
MANNER OF CONVERTING SHARES

2.1        Conversion of Shares.  Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Century, or the shareholders of either of the foregoing, the shares of the consolidated corporations shall be converted as follows:

(a)         Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of Buyer from and after the Effective Time and shall not be affected by the Merger.

(b)         All shares of capital stock of Century issued and outstanding immediately prior to the Effective Time that are held by Century as treasury stock or otherwise held by Century, any Century Subsidiary, Buyer or any Buyer Subsidiary (in each case other than shares held in any fiduciary or agency capacity or as a result of debts previously contracted, collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)          Each share of Century Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and Dissenters’ Shares) shall be converted, in accordance with the terms of this Section 2.1(c) and Article 3, into and exchanged for the right to receive both (i) a cash payment, without interest, in an amount equal to the Per Share Cash Consideration and (ii) the Per Share Stock Consideration.

(d)         Each share of Century Common Stock, when so converted pursuant to Section 2.1(c), shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a ”Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Century that immediately prior to the Effective Time represented shares of Century Common Stock shall cease to have any rights with respect to such Century Common Stock other than the right to receive the Per Share Merger Consideration in accordance with this Section 2.1(c), including the right, if any, to receive pursuant to Section 2.4, a Fractional Share Payment payable with respect to such Century Common Stock or any dividends or distributions pursuant to Section 3.1(e).

2.2        Anti-Dilution Provisions.  Without limiting the other provisions of this Agreement and subject to Sections 6.2(c)(i) and (iv), if, prior to the Effective Time, the outstanding shares of Buyer Common Stock or Century Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Per Share Cash Consideration and Per Share Stock Consideration to give Buyer and the holders of Century Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Century or Buyer to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.  For the avoidance of doubt, Buyer shall have the right to grant additional Buyer Equity Awards without triggering an adjustment to the Per Share Cash Consideration or the Per Share Stock Consideration under this Section 2.2.

2.3         Treatment of Century Phantom Stock Awards. At the Effective Time, each phantom stock plan unit (each, a “Century PSP Unit”) granted pursuant to the Century Bank 2017 Phantom Stock Plan, a list of which as of the date hereof is set forth in Section 2.3 of the Century Disclosure Memorandum, outstanding immediately prior to the Effective Time shall vest in accordance with the terms of the applicable award letter and, conditioned upon the holder thereof executing and delivering to Buyer a settlement and release agreement, within ten (10) Business Days of the Effective Time, Buyer shall pay the holder of such Century PSP Unit a cash amount equal to the product of (a) the sum of (i) the Per Share Cash Consideration and (ii) the product obtained by multiplying the Buyer Stock Value by the Exchange Ratio, multiplied by (b) the number of Century PSP Units awarded to such holder.  Buyer shall withhold from such cash payment, and pay over to the appropriate taxing authorities, all amounts required to be withheld under federal and, if applicable, state Tax Laws.

2.4         Fractional Shares.  No certificate, book-entry share or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Buyer shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Century Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, a cash payment, rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (a) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Buyer Common Stock that such holder of shares of Century Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(c) by (b) the Buyer Stock Value  (the “Fractional Share Payment”).

2.5        Dissenting Shares.  Notwithstanding any other provision of this Agreement to the contrary, shares of Century Common Stock that are outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who properly demanded payment of the fair value of such shares in accordance with the applicable provisions of the NMBCA (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration.  Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the applicable provisions of the NMBCA (and at the Effective Time, such Dissenters’ Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the NMBCA and this Section 2.5, except that all Dissenters’ Shares held by shareholders who have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the NMBCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Merger Consideration upon surrender in the manner provided in Section 2.1(c) of the certificate(s) that, immediately prior to the Effective Time, evidenced such shares.  Century shall give Buyer (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of Century Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the NMBCA and received by Century relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the NMBCA.  Century shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Aggregate Cash Consideration set aside by Buyer pursuant to Section 3.1 to pay for shares of Century Common Stock for which dissenters’ rights have been perfected shall be returned to Buyer upon demand.  Any amounts paid to a holder of Dissenters’ Shares shall not reduce the Per Share Merger Consideration paid to other holders of shares of Century Common Stock.

ARTICLE 3
EXCHANGE OF SHARES

3.1          Exchange Procedures.

(a)         Deposit of Merger Consideration. Buyer shall act as the exchange agent (in such capacity, the “Exchange Agent”) for the payment and exchange of the Aggregate Merger Consideration to the holders of record of shares of Century Common Stock (excluding the Canceled Shares and Dissenters’ Shares) issued and outstanding immediately prior to the Effective Time (individually, a “Holder” and, collectively, the “Holders”). At or immediately prior to the Effective Time, Buyer shall set aside for the benefit of the Holders, for exchange in accordance with this Article 3, (i) evidence of shares of Buyer Common Stock in book-entry form, issuable pursuant to Section 2.1(c), in an amount equal to the Aggregate Stock Consideration and bearing the restrictive legend or subject to the equivalent book-entry restrictions contemplated by Section 7.1(a), and (ii) immediately available funds, to the extent determinable, for (A) the Aggregate Cash Consideration, (B) any Fractional Share Payments, and (C) after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.1(e) (collectively, the “Exchange Fund”). Buyer may invest any cash included in the Exchange Fund, provided, that no such investment or losses thereon shall affect the amounts payable to the Holders. Any interest and other income resulting from such investments shall be retained by Buyer. Buyer shall timely issue, or cause to be issued, the Per Share Merger Consideration and pay the Fractional Share Payment, dividends or distributions, if any, in accordance with this Agreement.

(b)         Letter of Transmittal.  No later than ten (10) Business Days prior to the Closing Date, Buyer, with the support of Century, shall mail or otherwise cause to be delivered to each Holder who has not previously submitted an Accredited Investor Certificate and surrendered such Certificate(s) or Book-Entry Shares, appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to Buyer, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Per Share Merger Consideration (including any Fractional Share Payment) to which such Holder is entitled as provided for in this Agreement (the “Letter of Transmittal”). The Letter of Transmittal shall also include customary investment representations and acknowledgments from each Holder reasonably requested by Buyer in connection with the Buyer Share Issuance, including acknowledgments that the Holder is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, is acquiring such shares for investment and not with a view to distribution, has such knowledge and experience in financial and business matters (or is represented by a knowledgeable adviser) as is necessary to evaluate the investment, and understands that such shares are restricted securities that may not be offered, sold, pledged, assigned or otherwise transferred absent registration under the Securities Act or an available exemption therefrom, together with such information as Buyer reasonably requests to establish compliance with applicable Securities Laws.

(c)        Delivery of Merger Consideration.  Buyer shall pay the Per Share Merger Consideration and Fractional Share Payments in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal and Accredited Investor Certificate. Buyer shall not be obligated to deliver any Per Share Merger Consideration to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of Century Common Stock for exchange as provided in this Article 3, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required by Buyer. No interest will be paid or accrued for the benefit of Holders on the Per Share Merger Consideration or any Fractional Share Payment (if any) payable upon the surrender of the Certificates or Book-Entry Shares.

(d)          Share Transfer Books.  At the Effective Time, the share transfer books of Century shall be closed, and thereafter there shall be no further registration of transfers of shares of Century Common Stock.  From and after the Effective Time, shareholders who held shares of Century Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein.  Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of Century Common Stock (other than the Canceled Shares or Dissenters’ Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in this Agreement in exchange therefor, subject, however, to the Buyer’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Century in respect of such shares of Century Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Surviving Entity for any reason shall be canceled and exchanged for the Per Share Merger Consideration, any Fractional Share Payment (if any) and any dividends or distributions (if any) pursuant to Section 3.1(e) with respect to the shares of Century Common Stock formerly represented thereby.

(e)         Dividends with Respect to Buyer Common Stock.  No dividends or other distributions declared with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Buyer Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement and the receipt by Buyer of the Holder’s Accredited Investor Certificate.  Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss and other documentation required by Buyer hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of Buyer Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Buyer Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Buyer Common Stock.

(f)          No Liability.  None of Buyer, Century, the Surviving Entity, or any of their respective affiliates, or any employee, officer, director, agent or affiliate of any of them, shall be liable to any Holder in respect of any amount that would have otherwise been payable in respect of any Certificate or Book-Entry Shares from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)         Withholding Rights. Buyer, in its capacity as the Exchange Agent, shall be entitled to deduct and withhold from the Per Share Cash Consideration, Fractional Share Payments, dividends or distributions payable pursuant to Article 2 or any other cash amounts otherwise payable pursuant to this Agreement to any person such amounts or property (or portions thereof) as Buyer, in its capacity as the Exchange Agent, is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law.  If Buyer intends to deduct or withhold any amount required by Law from any payment made to any Holder in connection with the transactions contemplated hereunder, Buyer shall provide at least three (3) Business Days’ advance notice of the intent to withhold such amounts and use commercially reasonable efforts to cooperate with such Holder to mitigate, reduce or eliminate such deduction or withholding. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by Buyer such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Buyer.

(h)          Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Entity will issue, or cause to be issued, in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to Buyer Common Stock) to which the Holder thereof is entitled pursuant to this Agreement. Notwithstanding the foregoing, Buyer commits and agrees that it will not require a surety bond from any Holder who will be receiving less than $50,000 in consideration in exchange for a missing Certificate.

(i)          Transferred Ownership.  In the event of a transfer of ownership of Century Common Stock that is not registered in the transfer records of Century, payment of the Per Share Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to Buyer Common Stock) may be made to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred to the satisfaction of Buyer and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Buyer that such Tax has been paid or is not applicable.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CENTURY

Except as disclosed in the Century Disclosure Memorandum (it being understood that each exception set forth in the Century Disclosure Memorandum shall be deemed to qualify (a) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Century Disclosure Memorandum and (b) any other representation and warranty in this Article 4 to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)), Century hereby represents and warrants to Buyer as follows:

4.1          Organization, Standing, and Power.

(a)          Century is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New Mexico, is authorized under the Laws of the State of New Mexico to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Century is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Century. Century is a bank holding company duly registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the articles of incorporation of Century, as amended (the “Century Articles of Incorporation”) and the bylaws of Century, as amended (the “Century Bylaws”), each as in effect as of the date of this Agreement, have been delivered or made available to Buyer. The Century Articles of Incorporation and Century Bylaws comply with applicable Law.

(b)         Century Bank is a direct, wholly owned Subsidiary of Century, is duly organized, validly existing and in good standing under the Laws of the State of New Mexico, is authorized under the Laws of the State of New Mexico to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its properties and to conduct its business in the manner in which its business is now being conducted.  Century Bank is authorized by the New Mexico Financial Institutions Division of the Regulation and Licensing Department (the “NMFID”) and the Federal Deposit Insurance Corporation (the “FDIC”) to engage in the business of banking as a New Mexico state-chartered non-member bank.  Century Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its properties or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Century. True, complete and correct copies of the articles of incorporation and bylaws of Century Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Buyer. Century Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder, and the deposits held by Century Bank are insured by the FDIC’s Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “Bank Merger Act”)) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Century’s knowledge, threatened.

(c)          Section 4.1(c) of the Century Disclosure Memorandum contains a complete and accurate listing of each Subsidiary of Century (a “Century Subsidiary”), indicating for each such Century Subsidiary its respective jurisdiction of organization and amount and ownership of equity securities thereof issued and outstanding and the owner thereof.  Except with regard to Century Bank (for which the representations and warranties in Section 4.1(b) shall control), and except as would not reasonably be expected to have a Material Adverse Effect on Century, each Century Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and Assets and to carry on its business as now conducted. There are no restrictions on the ability of Century or any Century Subsidiary to pay dividends or distributions except, in the case of Century or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Century other than the Century Subsidiaries.

4.2          Capital Stock.

(a)         The authorized capital stock of Century consists of 500,000 shares of Century Common Stock. As of September 16, 2026, there were (i) 332,683 shares of Century Common Stock issued and outstanding and (ii) no shares of Century Common Stock held in treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence there are no shares of capital stock or other voting securities or equity interests of Century issued, reserved for issuance or outstanding. All the issued and outstanding shares of Century Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Century may vote. Except as set forth in Section 4.2(a) of the Century Disclosure Memorandum, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which Century or any of its Subsidiaries is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Century, or Contracts by which Century may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Century, or that otherwise obligate Century to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Century Securities”, and any of the foregoing in respect of Subsidiaries of Century, collectively, “Century Subsidiary Securities”).  Except as set forth in Section 4.2(a) of the Century Disclosure Memorandum, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Century or any of its Subsidiaries) are outstanding.  Section 4.2(a) of the Century Disclosure Memorandum sets forth (i) each shareholder agreement or other agreement in effect to which Century is a party with respect to the voting or transfer of Century Common Stock, capital stock or other voting or equity securities or ownership interests of Century, granting any shareholder or other person any registration rights, or granting any shareholder or any person any right to dividends (each, a “Century Shareholder Agreement”) and (ii) with respect to each Century Shareholder Agreement, the shareholders who are a party to such agreement.  Except as set forth in Section 4.2(a) of the Century Disclosure Memorandum, there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Century or any of its Subsidiaries is a party with respect to the voting or transfer of Century Common Stock, capital stock or other voting or equity securities or ownership interests of Century or granting any shareholder or other person any registration rights.

(b)          Century owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Century Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or under comparable state Law (as applicable)) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the capital stock or other voting securities of, or ownership interests in, the Century Subsidiaries, Century does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any person.  No Subsidiary of Century has or is bound by any outstanding subscriptions, options, warrants, rights of first refusal or similar rights, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character obligating the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3          Authority; No Violation.

(a)          Authority.  Century has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Century. The Board of Directors of Century has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Century and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Century’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by holders of Century Common Stock (the “Requisite Century Vote”), and the approval of the Bank Merger Agreement by Century as Century Bank’s sole shareholder, no other corporate proceedings on the part of Century are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Century and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of Century, enforceable against Century in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)        No Conflicts.  Neither the execution and delivery of this Agreement by Century nor the consummation by Century of the transactions contemplated by this Agreement (including the Merger and the Bank Merger), nor compliance by Century with any of the terms or provisions of this Agreement, will (i) violate any provision of the Century Articles of Incorporation or the Century Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Century or any of its Subsidiaries or any of their respective properties or Assets or (y) except as provided in Section 4.3(b) of the Century Disclosure Memorandum, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require any notice or consent pursuant to, or result in the creation of any Lien upon any of the respective properties or Assets of Century or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract, or other instrument or obligation to which Century or any of its Subsidiaries is a party, or by which they or any of their respective properties or Assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not reasonably be expected to have a Material Adverse Effect on Century. Except as provided in Section 4.3(b) of the Century Disclosure Memorandum, neither Century nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

(c)          Bank Merger Agreement. The representations and warranties of Century Bank in the Bank Merger Agreement are true and correct as of the date hereof, except to the extent that their failure to be true and correct would not have a Material Adverse Effect on Century.

4.4       Consents and Approvals.Except for (a) the filing of any required applications, filings and notices, as applicable, with Nasdaq, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve under the BHC Act and the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OBD, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with the Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices, (e) those additional applications, filings and notices, if any, listed on Section 4.4 of the Century Disclosure Memorandum or Section 5.4 of the Buyer Disclosure Memorandum and approval of such applications, filings and notices, (f) the filing of the Certificates of Merger with the Oklahoma Secretary pursuant to the OGCA and the New Mexico Secretary pursuant to the NMBCA, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable Law, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Century of this Agreement, or (ii) the consummation by Century of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Century has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by Century or any of its Subsidiaries, as applicable, to permit the consummation of the transactions contemplated by this Agreement (including the Merger and the Bank Merger) on a timely basis.

4.5       Reports.  Since January 1, 2024, each of Century and its Subsidiaries has filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Agency, and has paid all fees and assessments due and payable in connection therewith, except where a failure to timely make such filings or to pay such fees and assessments has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operations or financial condition of Century.  All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Agency. Subject to Section 10.15, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Century and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Century, investigation into the business or operations of Century or any of its Subsidiaries since January 1, 2024, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Century.

4.6         Books and Records.  The Books and Records of Century and the Century Subsidiaries have been and are being maintained in the ordinary course in accordance and in all material respects in compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate actions by Century and the Century Subsidiaries.

4.7          Securities Offerings; Financial Matters.

(a)          Securities Offerings.  Each offering or sale of securities by Century (i) was made pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents, if applicable, which did not, at the time of the offering contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading.  Neither Century nor any Century Subsidiary is required to file any Exchange Act Documents.

(b)         Financial Statements.  The Century Financial Statements (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the Books and Records of Century and the Century Subsidiaries, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes (that, if presented, would not differ materially from those included in the audited Century Financial Statements), and (iii) fairly present in all material respects the consolidated financial condition of Century and the Century Subsidiaries as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of Century and the Century Subsidiaries for the respective periods set forth therein, subject in the case of the unaudited Century Financial Statements to year-end adjustments. The Century Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, and will be prepared from, and will be in accordance with, the Books and Records of Century and the Century Subsidiaries, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes (that, if presented, would not differ materially from those included in the audited financial statements), and (C) will fairly present in all material respects the consolidated financial condition of Century and the Century Subsidiaries as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of Century and the Century Subsidiaries for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.  Century has made available to Buyer complete copies of the Century Financial Statements (including the notes and schedules thereto).  There is no person whose results of operations, cash flows, changes in stockholders’ equity, or financial position are consolidated in the financial statements or are required by GAAP to be included in the consolidated financial statements of Century other than the Century Subsidiaries.

(c)       Independent Accountant.  Century’s independent registered public accountants, which have expressed their opinion with respect to the Century Financial Statements and the Century Subsidiaries (including the related notes), have audited Century’s year-end financial statements (which have been conducted in accordance with GAAP), and have reviewed Century’s interim financial statements, that are included in the Century Financial Statements. Section 4.7(c) of the Century Disclosure Memorandum lists all non-audit services performed by Century’s independent registered public accountants for Century or Century Bank. Since January 1, 2024, no independent public accounting firm of Century has resigned (or informed Century that it intends to resign) or been dismissed as independent public accountants of Century as a result of, or in connection with, any disagreements with Century on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(d)         Call Reports.  The financial statements contained in the Call Reports of Century Bank for the periods ended on or after December 31, 2023, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of Century Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments.  The financial statements contained in the Call Reports of Century Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Century Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Century Bank for the respective periods set forth therein, subject to year-end adjustments.

(e)        Company Debt.  Except as set forth on Section 4.7(e) of the Century Disclosure Memorandum or described in the notes to the Century Financial Statements, Century and its Subsidiaries do not have any outstanding indebtedness for borrowed money.  Except as set forth in the Century Financial Statements or on any schedules thereto, neither Century nor any of its Subsidiaries is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person (other than debts or obligations of Century or its Subsidiaries). Neither Century nor any of its Subsidiaries is currently liable for, or obligated to pay, any deferred purchase price amount arising from the acquisition of the equity or assets of a person.  Except as set forth on Section 4.7(e) of the Century Disclosure Memorandum, Century has no debt that is secured by Century Bank capital stock or that has a right to vote on any matters on which shareholders may vote.

(f)        Systems and Processes.  Century and each Century Subsidiary have in place sufficient systems and processes that are customary for a financial institution the size of Century and such Century Subsidiary and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Century Financial Statements and Century and such Century Subsidiary’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to Century and such Century Subsidiary’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Century Financial Statements and such Century Subsidiary’s financial statements, including the Call Reports, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Governmental Entity, (iii) ensure access to Century and such Century Subsidiary’s Assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals.  Since January 1, 2024, neither Century nor any Century Subsidiary nor, to Century’s knowledge, any Representative of Century or any Century Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Century Financial Statements, any Century Subsidiary’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Century or any Century Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Century or any Century Subsidiary has engaged in questionable accounting or auditing practices. Since December 31, 2024, no employee of or attorney representing Century or any Century Subsidiary, whether or not employed by Century or any Century Subsidiary, has reported evidence of a violation of Securities Laws, banking Laws, breach of fiduciary duty or similar violation by Century or any of its Subsidiaries or any of their respective officers, directors, employees, or agents to the board of directors of Century or any committee thereof or the Board of Directors or similar governing body of any Century Subsidiary or any committee thereof, or to the knowledge of Century, to any director or officer of Century or any Century Subsidiary.

(g)        Internal Controls.  Century’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Century’s financial reporting and the preparation of the Century Financial Statements for external purposes in accordance with GAAP.  Century’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of Century’s consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of the Century Financial Statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of Century’s management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Century’s consolidated Assets that would have a material impact on the Century Financial Statements.

4.8        Absence of Undisclosed Liabilities.  Neither Century nor any of its Subsidiaries has any material Liability or obligation (whether absolute, accrued, contingent or otherwise), except for (a) those Liabilities that are reflected or reserved against on the Century Financial Statements (including any notes thereto), (b) those liabilities incurred in the ordinary course of business consistent with past practice from December 31, 2025 through the date of this Agreement, (c) those liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and (d) those liabilities and obligations, if any, set forth in Section 4.8 of the Century Disclosure Memorandum.  Neither Century nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Century and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract to avoid disclosure of any material transaction involving, or material liabilities of, Century or any of its Subsidiaries in Century’s or such Subsidiary’s financial statements.  Neither Century nor any of its Subsidiaries is liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any liability of any person for any amount in excess of $100,000.

4.9       Brokers and Finders; Opinion of Financial Advisor.  With the exception of the engagement of MJC Partners, LLC (the “Century Financial Advisor”), no broker, finder or investment banker has been engaged by Century or any of its Subsidiaries or is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of Century or any of its Subsidiaries. Section 4.9 of the Century Disclosure Memorandum lists all of the fees and expenses that are currently owed to the Century Financial Advisor and that will be owed to Century Financial Advisor as a result of transactions contemplated by this Agreement. Century has received the written opinion of the Century Financial Advisor to the effect that the consideration to be received in the Merger by the holders of Century Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Buyer.

4.10        Absence of Certain Changes or Events.

(a)            Except as set forth on Section 4.10(a) of the Century Disclosure Memorandum, since December 31, 2025, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Century.

(b)            Since December 31, 2025, (i) Century and its Subsidiaries have carried on their respective businesses in all material respects only in the ordinary course and (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by Century or any of its Subsidiaries whether or not covered by insurance.  Except as set forth on Section 4.10(b) of the Century Disclosure Memorandum, since December 31, 2025, Century has not declared, paid, or set a record date for any dividend, or any other distribution on, any shares of its capital stock or other equity or voting securities.

4.11        Legal and Regulatory Proceedings.

(a)         Except as set forth on Section 4.11(a) of the Century Disclosure Memorandum, there is no Litigation or other proceedings of any nature pending or, to Century’s knowledge, threatened, either (i) against Century or any of its Subsidiaries, or to which any Assets, interest, or right of any of them is subject that would reasonably be expected to be material to Century and its Subsidiaries, taken as a whole, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(b)         There is no Order or regulatory restriction either (i) outstanding against Century or any of its Subsidiaries, or to which any Assets, interest, or right of any of them may be subject (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Entity or any of its Subsidiaries or affiliates), or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement that would reasonably be expected to be material to Century and its Subsidiaries, taken as a whole.

4.12        Tax Matters.  Except as set forth in Section 4.12 of the Century Disclosure Memorandum:

(a)         Century and each of its Subsidiaries have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of Century nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.  All material Taxes of Century and each of its Subsidiaries to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of Century or any of its Subsidiaries.  No written claim has ever been made by any Taxing Authority in a jurisdiction where Century or any of its Subsidiaries does not file a Tax Return that Century or such Subsidiary may be subject to Taxes by that jurisdiction.

(b)         None of Century nor any of its Subsidiaries has received any written notice of assessment or proposed assessment in connection with any Taxes.  There are no ongoing or pending Tax disputes, claims, audits, or examinations regarding any Taxes of Century or any of its Subsidiaries, any Tax Returns of Century or any of its Subsidiaries, or the Assets of Century or any of its Subsidiaries.  No officer or employee responsible for Tax matters of Century or any of its Subsidiaries expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed.  No issue has been raised by a Taxing Authority in any prior examination of Century or its Subsidiaries, which, by application of the same or similar principles, would be expected to result in a proposed material deficiency for any subsequent taxable period.  None of Century nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)         Each of Century and its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Tax Law.

(d)         The unpaid Taxes of each of Century and its Subsidiaries (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for Century or such Century Subsidiary and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Century and its Subsidiaries in filing their Tax Returns.

(e)        Except as set forth on Section 4.12(e) of the Century Disclosure Memorandum, none of Century nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, and none of Century nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Century) or has any Tax Liability of any person (other than Century or any of its Subsidiaries) under Treasury Regulation Section 1.1502‑6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f)         During the five-year period ending on the date hereof, none of Century nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)        Neither Century nor Century Bank has taken any action, failed to take any action, or has knowledge of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)         None of Century nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or otherwise that would obligate it to make any payments for which a deduction would be disallowed by reason of Sections 280G, 404 or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code.  None of Century nor any of its Subsidiaries has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.  There is no material taxable income of Century that will be required under applicable Tax Law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date.  Any net operating losses of Century and its Subsidiaries disclosed in Section 4.12 of the Century Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(i)         Each of Century and its Subsidiaries is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W‑9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(j)          Neither Century nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(k)        No property owned by Century or any of its Subsidiaries is (i) property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.

(l)          Neither Century nor any of its Subsidiaries has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(m)      Century has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(n)       Neither Century nor any of its Subsidiaries has participated in any reportable transaction, as defined in code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b)(1).

(o)         Century has made available to Buyer complete copies of (i) all federal, state, local, and foreign income or franchise Tax Returns of Century and each of its Subsidiaries relating to the taxable periods since December 31, 2022, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Century and each of its Subsidiaries.

(p)          Neither Century, any of its Subsidiaries, nor any other person on its or their behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by Century or any of its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to Century or any of its Subsidiaries, or (iii) granted to any person any power of attorney that is currently in force with respect to any Tax matter.

(q)         Neither Century nor any of its Subsidiaries has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(r)          Neither Century nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(s)          Century has made a valid election to be an S corporation pursuant to Section 1362 of the Code and under the Laws of each state and other jurisdictions in which Century conducts business or would otherwise be subject to income Taxes, beginning with January 1, 2004 (“Commencement Date”).  Century has been a valid S corporation for all U.S. federal income Tax purposes and under the Laws of each state and other jurisdiction in which Century conducts business or would otherwise be subject to income Taxes at all times since the Commencement Date and will continue to be a valid S corporation through the Closing Date.  No Governmental Authority has challenged or is challenging Century’s qualification as an S corporation.  Century will not be liable for any Tax under Section 1374 of the Code (or any analogous provisions of state or local Law), in connection with the sale of any of its assets.

(t)          Each Century Subsidiary has made a valid election to be a qualified subchapter S subsidiary (as that term is defined in Section 1361(b)(3)(B) of the Code) and under the Laws of each state and other jurisdictions in which such Century Subsidiary conducts business or would otherwise be subject to income Taxes, and each Century Subsidiary has been a valid qualified subchapter S subsidiary for U.S. federal income Tax purposes and under the Laws of each state and other jurisdictions in which such Century Subsidiary conducts business or would otherwise be subject to income Taxes at all times since the Commencement Date and will be a qualified subchapter S subsidiary at the time of the Closing.

(u)          Neither Century nor any Century Subsidiary has claimed any credit pursuant to Section 2301 of the CARES Act or 3134 of the Code.

For purposes of this Section 4.12, any reference to Century or any of its Subsidiaries shall be deemed to include any person that merged with or was liquidated into or otherwise combined with Century or any Century Subsidiary prior to the Effective Time.

4.13        Employee Benefits.

(a)          Section 4.13(a) of the Century Disclosure Memorandum contains an accurate and complete list of all material Century Benefit Plans.  Each Century Benefit Plan (as defined below) has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws in all material respects, including ERISA and the Code.  For purposes of this Agreement, the term “Century Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or termination pay, change in control, retention, employment, group health, life, or other insurance, and fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Century or any Subsidiary or any trade or business of Century or any of its Subsidiaries, whether or not incorporated, all of which together with Century would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA (a “Century ERISA Affiliate”), is a party or that are maintained, contributed to or sponsored by Century or any of its Subsidiaries or any Century ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Century or any of its Subsidiaries or any Century ERISA Affiliate, or with respect to which Century or any of its Subsidiaries would reasonably be expected to have any material liability.  Century and its Subsidiaries have no liability or potential liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Century Benefit Plans.

(b)         Century has made available to Buyer true, correct and complete copies of each material Century Benefit Plan (and, where there is no written document evidencing such plan, an accurate written description of the material terms of such plan) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, (iv) the most recently prepared actuarial report, and (v) any pending applications, filings, notices with or from the IRS, Pension Benefit Guaranty Corporation (“PBGC”) or Department of Labor.

(c)         Except as disclosed in Section 4.13(c) of the Century Disclosure Memorandum, Century has not entered into any employment, severance, termination, change in control, or retention agreement, arrangement, or similar Contract with any person since January 1, 2024.

(d)         The IRS has issued a favorable determination letter or opinion with respect to each Century Benefit Plan that is intended to be qualified under Section 401(a) of the Code and the related trust, which letter or opinion has not been revoked (nor to Century’s knowledge has revocation been threatened), and, to the knowledge of Century, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such plan or the related trust or to result in material costs to the Century under the IRS or Department of Labor self-correction programs.

(e)        None of Century and its Subsidiaries, nor any Century ERISA Affiliate, has within the past seven (7) years contributed to or been obligated to contribute to (i) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (within the meaning of 210 of ERISA or Section 413(c) of the Code).  No Century Benefit Plan holds any employer security (within the meaning of Section 407(d)(1) of ERISA) or employer real property (within the meaning of Section 407(d)(2) of ERISA).

(f)        Except as would not result in any material Liability to Century and its Subsidiaries, taken as a whole, no Century Benefit Plan provides for, has promised, or would reasonably be expected to be liable to provide or contribute toward any post-employment or post-retirement health, medical, disability, death, or life insurance benefits for retired, former or current employees, officers, directors, or other service providers, or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g)        Except as would not result in any material Liability to Century and its Subsidiaries, taken as a whole, all contributions required to be made to any Century Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Century Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of Century.

(h)        There are no pending or, to Century’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Century’s knowledge, no set of circumstances exists which would reasonably expected to give rise to a claim or lawsuit, against the Century Benefit Plans, any fiduciaries thereof with respect to their duties to the Century Benefit Plans or the Assets of any of the trusts under any of the Century Benefit Plans that would reasonably be expected to result in any material Liability to Century and its Subsidiaries, taken as a whole.

(i)          Except as would not result in any material Liability to Century and its Subsidiaries, taken as a whole, none of Century and its Subsidiaries nor any Century ERISA Affiliate has engaged in any transaction or has taken or failed to take action which would reasonably be expected to subject any Century Benefit Plan or related trust, Century or any Subsidiary, Century ERISA Affiliate, or any Person dealing with the Century Benefit Plans or any such related trust to any Tax or penalty imposed under Section 4975, 4976, 4980B, or 4980H of the Code or Section 409 or 502 of ERISA.

(j)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due or the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Century or any of its Subsidiaries, or (ii) result in any limitation on the right of Century or any of its Subsidiaries to amend, merge, terminate or receive a reversion of Assets from any Century Benefit Plan or related trust on or after the Effective Time.

(k)          No Century Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l)          Section 4.13(l) of the Century Disclosure Memorandum sets forth preliminary calculations, based on assumptions set forth therein, of the following: (i) the amount of all payments and benefits to which each individual set forth on such Century Disclosure Memorandum is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement.

(m)        Each Century Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(n)         Except as disclosed in Section 4.13(n) of the Century Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or contract, and the Surviving Entity shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance contracts as Century presently holds.  Each of Century or any Century Subsidiary will, upon the execution and delivery of this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

4.14        Labor Relations.

(a)       Except as disclosed in Section 4.14(a) of the Century Disclosure Memorandum, (i) employment of each employee and the engagement of each independent contractor of each of Century and its Subsidiaries is terminable at will by Century or the relevant Century Subsidiary without any penalty, Liability, or severance obligation incurred by Century or the relevant Century Subsidiary, and in all cases without prior consent by any Governmental Entity, and (ii) neither Century nor any Century Subsidiary will owe any amounts to any of its employees or independent contractors as of the Closing Date, other than for wages, bonuses, vacation pay, sick leave, and mileage reimbursement obligations incurred, properly accrued for and recorded in Century’s Books and Records, and paid in the ordinary course in accordance with past practice and not as a result of the transactions contemplated by this Agreement.

(b)          All of the employees employed by Century and each of its Subsidiaries in the United States are either United States citizens or are, to the knowledge of Century, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each of Century and its Subsidiaries has, to the extent applicable, complied with E-Verify and any comparable Law.

(c)        Section 4.14(c) of the Century Disclosure Memorandum contains a list of all independent contractors of Century and each of its Subsidiaries (separately listed by Century and each of its Subsidiaries), and each such person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws), and no such person is an employee of Century or any of its Subsidiaries under any applicable Law.

(d)        Each of Century and its Subsidiaries are and for the past three (3) years have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices with respect to the employees of Century and its Subsidiaries, including but not limited to all Laws relating to wages, hours, overtime, employment discrimination, workplace harassment, retaliation, family and medical leave, disability accommodation, civil rights, safety and health, workers’ compensation, pay equity, I-9 employment eligibility verification and the collection and payment of payroll withholding, unemployment, Medicare and/or social security taxes, and there are no pending, or, to the knowledge of Century, threatened, investigations, complaints, charges, claims, lawsuits, or arbitrations with respect to such Laws.

(e)          There are no pending or, to Century’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Century or any of its Subsidiaries, or any strikes or other labor disputes against Century or any of its Subsidiaries.  Neither Century nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Century or any of its Subsidiaries and there are no pending or, to the knowledge of Century, threatened organizing efforts by any union or other group seeking to represent any employees of Century or any of its Subsidiaries.

4.15        Compliance with Laws.

(a)         Century and each of its Subsidiaries hold, and have at all times since January 1, 2024, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and Assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Century, and, to the knowledge of Century, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)         Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Century, Century and each of its Subsidiaries have complied with and are not in default or violation under any applicable Law, Order, rule, policy and/or guideline of any Governmental Entity relating to Century or any of its Subsidiaries, including all Laws related to data protection or privacy (including Laws relating to the privacy and security of data or information that could reasonably be used to identify any person, or that otherwise constitutes personal data or personal information under applicable Law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other Law, policy, or guideline relating to bank secrecy, fair lending, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions Laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Century and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Century and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention Laws in jurisdictions where Century and its Subsidiaries conduct business.

(c)          Century has no knowledge of, has not received written notice of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Century or Century Bank pursuant to 12 C.F.R. Part 364. Century is not aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of Century and its Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Board of Directors of Century (or, where appropriate, the Board of Directors (or similar governing body) of any of the Century’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(d)        Century has implemented one or more policies addressing each of ethics, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies and other material policies as may be required by any applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to Buyer. Such policies comply in all material respects with the requirements of any Laws applicable thereto.

(e)         Century Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination, and Century has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Century Bank having its current rating lowered such that it is no longer “satisfactory” or better.

(f)          Century maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any (i) loss or misuse, (ii) unauthorized or unlawful operations performed thereon, or (iii) other act or omission that compromises the security or confidentiality thereof (clauses (i) through (iii), a “Security Breach”). To the knowledge of Century, Century has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Century. To the knowledge of Century, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Century.

(g)         Without limitation, none of Century or any of its Subsidiaries, or to the knowledge of Century, any director, officer, employee, agent or other person acting on behalf of Century or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Century or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Century or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other Assets of Century or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Century or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Century or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Century or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Century.

(h)         As of the date hereof, each of Century and Century Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).

(i)        Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Century, (i) Century and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign Law; and (ii) none of Century, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the Assets and results of such fiduciary account.

4.16        Certain Contracts.

(a)          Except as set forth in Section 4.16 of the Century Disclosure Memorandum, as of the date hereof, neither Century nor any of its Subsidiaries is a party to or bound by any Contract, or understanding (whether written or oral):

(i)          any lease of real property;

(ii)       which contains a provision that materially restricts the conduct of any line of business by Century or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;

(iii)        which is a collective bargaining agreement or similar agreement with any labor organization;

(iv)        any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Century Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(v)       (A) that relates to the incurrence of indebtedness by Century or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Century or any of its Subsidiaries of, or any similar commitment by Century or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person;

(vi)       any exclusive dealing or third-party referral agreement, or commission-sharing arrangement or co-marketing arrangement, including, any finder’s agreement imposed on Century or its Subsidiaries, or any Contract that contains non-competition or non-solicitation covenants that limit or purport to limit the freedom of Century or its Subsidiaries to compete in any line of business or with any person or in any area, or to solicit the business of any person or category of persons;

(vii)       any Contract that grants any right of first refusal, right of first offer, most favored nation or similar right with respect to any material Assets, rights or properties of Century or its Subsidiaries, or that provides for Century or any of its Subsidiaries to be the exclusive or preferred provider or recipient of any product or service obligations;

(viii)    any program agreement, incentive program agreement, financing services agreement, preferred lending agreement, original equipment manufacturer agreement or similar Contract with a third party equipment or automobile manufacturer which provides Century or its Subsidiaries with a preferred lender status or the right to offer loans to the customers of such third party equipment or automobile manufacturer (each, a “Program Agreement”);

(ix)       any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar Contract that is with any director, officer or employee of Century or its Subsidiaries;

(x)          any partnership, joint venture or other similar Contract;

(xi)        any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(xii)      any Contract that creates future annual payments or obligations in excess of $200,000 in the aggregate and which by its terms does not terminate or is not terminable by Century or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice;

(xiii)      that is a settlement, consent or similar Contract (including with a Governmental Entity) and contains any material continuing obligations of Century or any of its Subsidiaries;

(xiv)       that is a Century Related Party Transaction; or

(xv)      that relates to the acquisition or disposition of any person, business or asset and under which Century or its Subsidiaries have or may have a material obligation or Liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.16(a), whether or not set forth in the Century Disclosure Memorandum, is referred to herein as a “Century Material Contract.”  Century has made available to Buyer true, correct and complete copies of each Century Material Contract in effect as of the date hereof.

(b)         (i) Each Century Material Contract is valid and binding on Century or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Century and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Century Material Contract, (iii) to the knowledge of Century, each third-party counterparty to each Century Material Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Century Material Contract, (iv) neither Century nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Century Material Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Century or any of its Subsidiaries, or to the knowledge of Century, any other party thereto, of or under any such Century Material Contract and (vi) no third-party counterparty to any Century Material Contract has exercised or, to Century’s knowledge, threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Century Material Contract.  All of the indebtedness of Century or any of its Subsidiaries for money borrowed is prepayable at any time by Century or such Subsidiary of Century without penalty, premium, or charge.

4.17       Agreements with Regulatory Agencies.  Subject to Section 10.15, neither Century nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or since January 1, 2024, has adopted any policies, procedures or board resolutions at the request of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Century Disclosure Memorandum, a “Century Regulatory Agreement”), nor has Century or any of its Subsidiaries been advised in writing, or to Century’s knowledge, orally, since January 1, 2024, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Century Regulatory Agreement.

4.18     Environmental Matters.  Century and its Subsidiaries are in compliance with any federal, state or local Law, Order, or Permit relating to Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Century, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on Century or any of its Subsidiaries of any Liability or obligation arising under any Environmental Law pending or, to Century’s knowledge, threatened against Century, which Liability or obligation would reasonably be expected to, either individually or in the aggregate, be material to Century.  To the knowledge of Century, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any Liability or obligation that would reasonably be expected to, either individually or in the aggregate, be material to Century. Century is not subject to any agreement, Order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any Liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted assessing the presence of Hazardous Substances located on any property leased by Century.

4.19        Investment Portfolio.

(a)        Each of Century and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Century or its Subsidiaries.  Such securities and commodities are valued on the books of Century in accordance with GAAP and in a manner consistent with the applicable guidelines issued by applicable bank regulatory agencies.  Except as disclosed in Section 4.19(c) of the Century Disclosure Memorandum and except for pledges to secure public deposits, borrowings from the Federal Reserve, and Federal Home Loan Bank advances, to the knowledge of Century, none of the securities reflected in the Century Financial Statements as of June 30, 2026, and none of the securities since acquired by Century or Century Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of Century or Century Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with any Law.

(b)        All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Century’s own account, or for the account of Century Bank, or its customers were entered into (i) in the ordinary and usual course of business consistent with past practice and in compliance in all material respects with all applicable Laws, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Century or Century Bank, enforceable in accordance with its terms (except as enforceability may be limited by the Enforceability Exceptions), and is in full force and effect.  Neither Century nor Century Bank, nor to the knowledge of Century any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

(c)        Each of Century and its Subsidiaries employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Century believes are prudent and reasonable in the context of their respective businesses, and each of Century and its Subsidiaries has, since January 1, 2024, been in compliance with such policies, practices and procedures in all material respects.

4.20        Assets.

(a)          Each of Century and its Subsidiaries has good and marketable title, or good and valid leasehold interests in, to those Assets reflected in the most recent Century Financial Statements as being owned or leased, as applicable, by Century or such Century Subsidiary or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the ordinary course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable or being contested in good faith pursuant to appropriate proceedings, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets, and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets (collectively, “Permitted Liens”).  Except as disclosed in Section 4.20(a) of the Century Disclosure Memorandum, all such Assets are in good operating condition and repair, ordinary wear and tear expected, and, in all material respects, are fit for the uses to which they are being put.

(b)         Section 4.20(b) of the Century Disclosure Memorandum sets forth a true, correct and complete list of all real property owned by Century or one of its Subsidiaries other than “real estate owned” (“OREO”) acquired as a result of debts previously contracted or exercising remedies under loans held by Century or one of its Subsidiaries and which are not used for the operations of Century (together with any buildings, structures, fixtures or other improvements thereon, the “Owned Real Property”).  Century or one of its Subsidiaries has, and as of the Closing will have, good, marketable and insurable fee simple title interest in and to all Owned Real Property, free and clear of all Liens, except Permitted Liens.

(c)          Section 4.20(c) of the Century Disclosure Memorandum sets forth a true, correct and complete list of all leases pursuant to which Century or one of its Subsidiaries is a lessee or lessor (the “Leases”) of any real property (together with any buildings, structures, fixtures or other improvements thereon, the “Leased Property” and, together with the Owned Real Property, the “Real Property”).  All such Leases are valid, legally binding, in full force and effect, and enforceable in accordance with their terms, subject to the Enforceability Exceptions.  There is not under any of the Leases: (i) any material default by Century or its Subsidiaries or any circumstance which with notice or lapse of time, or both, would constitute a default; or (ii) to Century’s knowledge, any default or claim of default against any lessor to or lessee of Century or its Subsidiaries, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any such lessor or lessee. The consummation of the transactions contemplated by this Agreement will not result in a breach or default under any of the Leases, and, except as set forth on Section 4.20(c) of the Century Disclosure Memorandum and specifically identified as such, no consent of or notice to any third party is required as a consequence thereof. Century has made available to Buyer true, correct and complete copies of the Leases, and no Lease has been modified in any respect since the date it was made available. Except as set forth on Section 4.20(c) of the Century Disclosure Memorandum, none of the property subject to a Lease is subject to any sublease, license or other agreement granting to any person any right to the use, occupancy or enjoyment of such property or any portion thereof. Neither Century nor any of its Subsidiaries has received written notice that the landlord with respect to any Leased Property would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. There are no pending or, to Century’s knowledge, threatened condemnation proceedings against the Real Property.

4.21        Intellectual Property.

(a)         Section 4.21(a) of the Century Disclosure Memorandum sets forth, as of the date of this Agreement, a list of all Intellectual Property rights that are material to the conduct of the business of Century and its Subsidiaries, as presently conducted.  Century and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Century: (a) (i) to the knowledge of Century, neither Century nor any of its Subsidiaries infringe, misappropriate or otherwise violate any other person’s rights in Intellectual Property, or have violated or breached any applicable license pursuant to which Century or any Century Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Century or any of its Subsidiaries that Century or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person, (b) to the knowledge of Century, no person is challenging, infringing on or otherwise violating, any right of Century or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Century or its Subsidiaries, and (c) neither Century nor any Century Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Century or any Century Subsidiary, and Century and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Century and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any intellectual property or proprietary rights of any kind arising in any jurisdiction, including in or with respect to any: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; data and database rights; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction.

(b)          Each of Century and its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all trade secrets that are included in the Intellectual Property owned by them, and, to the knowledge of Century, such trade secrets have not been disclosed by Century or any of its Subsidiaries to any person except pursuant to appropriate nondisclosure agreements.

(c)        Each current or former employee, consultant or contractor of Century or is Subsidiaries who has contributed to the creation or development of any Intellectual Property owned by Century or any of its Subsidiaries has executed a nondisclosure and assignment-of-rights agreement for the benefit of Century or such Subsidiary, and Century and its Subsidiaries are the owner of all rights in and to all Intellectual Property created by each such employee, consultant or contractor in performing services for Century or its Subsidiaries vesting all rights in work product created in Century or its Subsidiaries.

4.22       Related Party Transactions.  Except as set forth on Section 4.22 of the Century Disclosure Memorandum, and except pursuant to Century Benefit Plans disclosed in Section 4.13(a) of the Century Disclosure Memorandum, there are no transactions, arrangements or Contracts, nor are there any currently proposed transactions, arrangements or Contracts, between Century or any of its Subsidiaries, on the one hand, and any affiliate of Century or its Subsidiaries (other than Century and its wholly-owned Subsidiaries), director or executive officer of Century or any of its Subsidiaries, or equity holder of Century or any of its Subsidiaries (or any of the foregoing persons’ immediate family members or affiliates (other than Century and its Subsidiaries)), on the other hand, or any insurance policies of Century or any of its Subsidiaries brokered, administered, serviced, shared or maintained by any affiliate of Century or its Subsidiaries (other than Century and its wholly-owned Subsidiaries) (any such arrangement, policy or Contract, a “Century Related Party Transaction”). All Century Related Party Transactions comply with the Federal Reserve’s Regulation W.

4.23      State Takeover Laws.  The Board of Directors of Century has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law or any similar provisions of Century’s Articles of Incorporation or Century’s Bylaws (collectively, with any similar provisions of Buyer’s Certificate of Incorporation or Buyer’s Bylaws, “Takeover Restrictions”).

4.24       Reorganization.  Century has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.25        Century Information.

(a)         The information relating to Century and its Subsidiaries that is provided in writing by Century or its Subsidiaries or their respective representatives specifically for inclusion in the Proxy Statement, the Resale Registration Statement, or any offering materials used in connection with the issuance of shares of Buyer Common Stock pursuant to this Agreement, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Resale Registration Statement relating to Century or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(b)         No representation or warranty by Century in this Agreement and no statement contained in the Century Disclosure Memorandum or any certificate, instrument, or other writing furnished or to be furnished by Century or any Century Subsidiary or any affiliate thereof to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)         All documents that Century or any Century Subsidiary or any affiliate thereof is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.26        Loan Portfolio.

(a)          As of the date hereof, except as set forth in Section 4.26 of the Century Disclosure Memorandum, neither Century nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Century or any Subsidiary of Century is a creditor that, as of August 31, 2026, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of August 31, 2026 over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.26(a) of the Century Disclosure Memorandum is a true, correct and complete list of (A) all of the Loans of Century and its Subsidiaries that, as of August 31, 2026, had an outstanding balance of $250,000 or more and were classified by Century as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Century or any of its Subsidiaries that, as of August 31, 2026, is classified as “Other Real Estate Owned” and the book value thereof,.  True, correct and complete copies of the currently effective lending policies and practices of Century and each of its Subsidiaries have been made available to Buyer.

(b)       Each Loan (i) complies in all material respects with all applicable Laws, (ii) has been made, entered into or acquired by Century or one of its Subsidiaries in accordance with customary loan policies approved by Board of Directors of Century, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, Century or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to Century’s knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by the Enforceability Exceptions.  None of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by Century or its Subsidiaries, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to Buyer.  For purposes of this Section 4.26(b), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

(c)          Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, Century’s or its Subsidiary’s underwriting and servicing standards in all material respects (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws in all material respects and applicable requirements of any government-sponsored enterprise program in all material respects.  Century and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

(d)         Except for as set forth in Section 4.26(d) of the Century Disclosure Memorandum, there are no agreements currently outstanding or in effect pursuant to which Century or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of Century or its Subsidiaries, as applicable.

(e)        Century has made available to Buyer true and correct copies of the Loan files requested in writing by Buyer, related to the Loans.  The Loan files contain, in all material respects, all of the documents and instruments relating to such Loans.

(f)          All payments made on the Loans have been properly credited to the respective Loan.

(g)        Except as set forth in Section 4.26(g) of the Century Disclosure Memorandum, as to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and will remain in full force and effect following the Closing Date, in each case, without any further action by Century or its Subsidiaries’ subject to Century fulfilling its obligations under the Small Business Administration Agreement that arise after the date hereof.

(h)         Century and is Subsidiaries are in compliance with Federal Reserve Regulation O in all material respects.  Section 4.26(h) of the Century Disclosure Memorandum sets forth a list of all loans as of the date hereof by Century or its Subsidiaries to any directors, executive officers, and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Century or any of its Subsidiaries.  There are no Loans to any employee, officer, director, or other affiliate of Century on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement.  All such loans are and were originated and made in compliance in all material respects with all applicable Laws.  Each Loan disclosed on Section 4.26(h) of the Century Disclosure Memorandum has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arm’s-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.

4.27       Deposits.  All of the deposits held by Century Bank (including the records and documentation pertaining to such deposits) are held in compliance in all material respects with all applicable policies, practices and procedures of Century Bank.  All deposit account applications have been solicited, taken and evaluated and applicants notified in a manner that complied in all material respects with all applicable Laws. All deposit accounts have been maintained and serviced by Century or its Subsidiaries in accordance with the deposit account agreements and Century or its Subsidiaries’ applicable policies, practices and procedures.  The terms and conditions of each deposit account comply with the applicable deposit account agreement to which they relate.  All interest has been properly accrued on the deposit accounts of Century Bank, and Century Bank’s records accurately reflect such accrual of interest.  Neither Century nor Century Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Century Bank.  Except as set forth on Section 4.27 of the Century Disclosure Memorandum, none of the deposits of Century Bank are “brokered deposits” as such term is defined in 12 C.F.R. 337.6(a)(2).

4.28       Allowance for Credit Losses.  The allowance for credit losses (“ACL”) reflected in the Century Financial Statements was, as of the date of each of the Century Financial Statements, in material compliance with Century’s existing methodology for determining the adequacy of the ACL and in compliance in all material respects with the standards established by the applicable Regulatory Agency, the Financial Accounting Standards Board and GAAP.

4.29       Insurance.  (a) Century and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Century reasonably has determined to be prudent and consistent with industry practice, and Century and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Century and its Subsidiaries, Century or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Century or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither Century nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.30        Investment Advisory, Insurance and Broker-Dealer Matters.

(a)        Neither Century nor any Subsidiary of Century provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs) that require it to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940.

(b)        Neither Century nor any Subsidiary of Century conducts insurance operations that require it to be registered with any state insurance regulatory authorities.

(c)          Neither Century nor any Subsidiary of Century conducts broker-dealer activities that require it to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act.

4.31     Indemnification.  No present or former director, officer, employee or agent of Century or any of its Subsidiaries has made any claim for indemnification from Century or any of its Subsidiaries.  To Century’s knowledge, no action or failure to take action by any present or former director, officer, employee or agent of Century or any of its Subsidiaries or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would give rise to any claim by any such present or former director, officer, employee or agent for indemnification from Century or any of its Subsidiaries.

4.32       Delivery of Century Disclosure Memorandum.  The Century Disclosure Memorandum to be delivered to Buyer pursuant to this Agreement shall be complete and accurate, except for such omissions or inaccuracies expressly permitted pursuant to Section 7.20

4.33        No Other Representations and Warranties.

(a)          Except for the representations and warranties made by Century in this Article 4, neither Century nor any other person makes any express or implied representation or warranty with respect to Century, its Subsidiaries, or their respective businesses, operations, Assets, liabilities, conditions (financial or otherwise) or prospects, and Century hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Century nor any other person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Century, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Century in this Article 4, any oral or written information presented to Buyer or any of its affiliates or representatives in the course of their due diligence investigation of Century, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          Century acknowledges and agrees that neither Buyer nor any other person on behalf of Buyer has made or is making, and Century has not relied upon, any express or implied representation or warranty other than those contained in Article 5.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer Disclosure Memorandum (it being understood that each exception set forth in the Buyer Disclosure Memorandum shall be deemed to qualify (a) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Buyer Disclosure Memorandum and (b) any other representation and warranty in this Article 5 to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)), Buyer hereby represents and warrants to Century as follows:

5.1          Organization, Standing, and Power.

(a)          Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Oklahoma, is authorized under the Laws of the State of Oklahoma to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer is a bank holding company duly registered with the Federal Reserve under the BHC Act. True, complete and correct copies of the certificate of incorporation of Buyer, as amended (the “Buyer Certificate of Incorporation”) and the bylaws of Buyer, as amended (the “Buyer Bylaws”), each as in effect as of the date of this Agreement, have been delivered or made available to Century. The Buyer Certificate of Incorporation and Buyer Bylaws comply with applicable Law.

(b)        Bank7 is a direct, wholly-owned Subsidiary of Buyer, is duly organized, validly existing and in good standing under the Laws of the State of Oklahoma, is authorized under the Laws of the State of Oklahoma to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its properties and to conduct its business in the manner in which its business is now being conducted. Bank7 is authorized by the OBD, the Federal Reserve and the FDIC to engage in the business of banking as an Oklahoma state-chartered Federal Reserve member bank. Bank7 is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its properties or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.  Bank7 is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder, and the deposits held by Bank7 are insured by the FDIC’s Deposit Insurance Fund (as defined in Section 3(y) of the Bank Merger Act) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Buyer’s knowledge, threatened.

5.2          Capital Stock.

(a)        Ownership. The authorized capital stock of Buyer consists of 50,000,000 shares of voting common stock, no par value per share (“Buyer Common Stock”), 20,000,000 shares of non-voting common stock, no par value per share (“Buyer Non-voting Common Stock”), and 1,000,000 shares of preferred stock, par value $0.01 per share (“Buyer Preferred Stock”). As of the date of this Agreement there were (i) 9,525,856 shares of Buyer Common Stock issued and outstanding; (ii) no shares of Buyer Non-voting Common Stock outstanding; (iii) 61,375 shares of Buyer Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Buyer Common Stock (the “Buyer Stock Options”); (iv) 239,868 shares of Buyer Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of Buyer Common Stock (the “Buyer RSU Awards”) (and, with respect to any performance-based Buyer RSU Awards, assuming performance goals are satisfied at the maximum level); (v) no shares of Buyer Common Stock held in treasury; and (vi) no shares of Buyer Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and except for 641,189 shares of Buyer Common Stock reserved for issuance pursuant to future grants under the Buyer equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of Buyer issued, reserved for issuance or outstanding. All the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Buyer Common Stock constituting the Aggregate Stock Consideration to be issued in the Merger, when issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights, subject to the transfer restrictions and restrictive legend or equivalent book-entry restrictions contemplated by Section 7.19. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Buyer may vote. Other than Buyer Equity Awards issued prior to the date of this Agreement as described in this Section 5.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which Buyer or any of its Subsidiaries is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Buyer, or Contracts by which Buyer may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Buyer, or that otherwise obligate Buyer to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than the Buyer Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Buyer or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Buyer or any of its Subsidiaries is a party with respect to the voting or transfer of Buyer Common Stock, capital stock or other voting or equity securities or ownership interests of Buyer or granting any shareholder or other person any registration rights.

(b)        Buyer owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Buyer Subsidiaries, free and clear of any Liens, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or under comparable state Law (as applicable)) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the capital stock or other voting securities of, or ownership interests in, the Buyer Subsidiaries, Buyer does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any person. No Subsidiary of Buyer has or is bound by any outstanding subscriptions, options, warrants, rights of first refusal or similar rights, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character obligating the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

5.3          Authority; No Violation.

(a)        Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the Bank Merger Agreement by Buyer as Bank7’s sole shareholder and the other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Buyer. The Board of Directors of Buyer has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Buyer and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the issuance of the shares of Buyer Common Stock constituting the Aggregate Stock Consideration pursuant to this Agreement (the “Buyer Share Issuance”)). No approval of Buyer’s shareholders is required to approve this Agreement, the Merger or the Buyer Share Issuance. Except for the approval of the Bank Merger Agreement by Buyer as Bank7’s sole shareholder, no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Century) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)         No Conflicts.  Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated by this Agreement (including the Merger and the Bank Merger), nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Certificate of Incorporation or the Buyer Bylaws or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any Law, statute, code, ordinance, rule, regulation, judgment, order writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or Assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require any notice or consent pursuant to, or result in the creation of any Lien upon any of the respective properties or Assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Contract, or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or Assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not reasonably be expected to have a Material Adverse Effect on Buyer.

(c)         Bank Merger Agreement. The representations and warranties of Bank7 in the Bank Merger Agreement are true and correct as of the date hereof, except to the extent that their failure to be true and correct would not have a Material Adverse Effect on Buyer.

5.4        Consents and Approvals.Except for (a) the filing of any required applications, filings and notices, as applicable, with Nasdaq, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve, under the BHC Act, the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OBD, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (e) those additional applications, filings and notices, if any, listed on Section 5.4 of the Buyer Disclosure Memorandum or Section 4.4 of the Century Disclosure Memorandum and approval of such applications, filings and notices, (f) the filing of the Certificates of Merger with the Oklahoma Secretary pursuant to the OGCA and the New Mexico Secretary pursuant to the NMBCA, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable Law, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the Buyer Share Issuance, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Buyer of this Agreement, or (ii) the consummation by Buyer of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Buyer has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by Buyer or any of its Subsidiaries, as applicable, to permit the consummation of the transactions contemplated by this Agreement (including the Merger and the Bank Merger) on a timely basis.

5.5         Reports.  Since January 1, 2024, each of Buyer and its Subsidiaries has filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Agency, and has paid all fees and assessments due and payable in connection therewith, except where a failure to timely make such filings or to pay such fees and assessments has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operations or financial condition of Buyer. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Agency. Subject to Section 10.15, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Buyer and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2024, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

5.6         Books and Records.  The Books and Records of the Buyer and the Buyer Subsidiaries have been and are being maintained in the ordinary course in accordance and in all material respects in compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate actions by Buyer and the Buyer Subsidiaries.

5.7          Financial Matters.

(a)          The financial statements of Buyer and its Subsidiaries included (or incorporated by reference) in the Buyer Reports (including the related notes, where applicable) (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the Books and Records of Buyer and its Subsidiaries, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes (that, if presented, would not differ materially from those included in Buyer’s audited financial statements), and (iii) fairly present in all material respects the consolidated financial condition of Buyer and the Buyer Subsidiaries as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of Buyer and the Buyer Subsidiaries for the respective periods set forth therein, subject in the case of Buyer’s unaudited financial statements to year-end adjustments, and (iv) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Buyer’s financial statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, and will be prepared from, and will be in accordance with, the Books and Records of Buyer and the Buyer Subsidiaries, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes (that, if presented, would not differ materially from those included in the audited financial statements), and (C) will fairly present in all material respects the consolidated financial condition of Buyer and the Buyer Subsidiaries as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of Buyer and the Buyer Subsidiaries for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)         Buyer’s independent registered public accountants, which have expressed their opinion with respect to Buyer’s financial statements and the financial statements of the Buyer Subsidiaries (including the related notes), have audited Buyer’s year-end financial statements (which have been conducted in accordance with GAAP), and have reviewed Buyer’s interim financial statements, that are included in Buyer’s financial statements.  Since January 1, 2024, no independent public accounting firm of Buyer has resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of, or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)        Call Reports.  The financial statements contained in the Call Reports of Bank7 for the periods ended on or after December 31, 2024, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of Bank7 as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments.  The financial statements contained in the Call Reports of Bank7 to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Bank7 as of the respective dates set forth therein and the results of operations and shareholders’ equity of Century Bank for the respective periods set forth therein, subject to year-end adjustments.

(d)        Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(e)          Except as disclosed in Section 5.7(e) of the Buyer Disclosure Memorandum, Buyer has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Buyer maintains effective disclosure controls and procedures (as defined by Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required under the Exchange Act.

(f)         Century and each Century Subsidiary have in place sufficient systems and processes that are customary for a financial institution the size of Century and such Century Subsidiary and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Century Financial Statements and Century and such Century Subsidiary’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to Century and such Century Subsidiary’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Century Financial Statements and such Century Subsidiary’s financial statements, including the Call Reports, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Governmental Entity, (iii) ensure access to Century and such Century Subsidiary’s Assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals.  Since January 1, 2025, (i) neither Buyer nor any of its Subsidiaries, nor, to the knowledge of Buyer, any Representative of Buyer or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Buyer’s financial statements, any Buyer Subsidiary’s financial statements, including Buyer’s Call Reports,  the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws or banking Laws, breach of fiduciary duty or similar violation by Buyer or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or the Board of Directors or similar governing body of any Buyer Subsidiary or any committee thereof, or to the knowledge of Buyer, to any director or officer of Buyer or any Buyer Subsidiary.

(g)          Neither Buyer nor any of its Subsidiaries has any material Liability or obligation (whether absolute, accrued, contingent or otherwise), except for (a) those Liabilities that are reflected or reserved against on Buyer’s Financial Statements (including any notes thereto), (b) those liabilities incurred in the ordinary course of business consistent with past practice from December 31, 2025 through the date of this Agreement, and (c) those liabilities incurred in connection with this Agreement and the transactions contemplated hereby.  Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyer’s or such Subsidiary’s financial statements.  Neither Buyer nor any of its Subsidiaries is liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any liability of any person for any amount in excess of $500,000.

5.8         Brokers and Finders.  With the exception of the engagement of Keefe, Bruyette & Woods, Inc. (the “Buyer Financial Advisor”), no broker, finder or investment banker has been engaged by Buyer or any of its Subsidiaries or is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of Buyer or Bank7.

5.9         Absence of Certain Changes or Events.  Since December 31, 2025, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

5.10        Legal and Regulatory Proceedings.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer, there is no Litigation or other proceedings of any nature pending or, to Buyer’s knowledge, threatened either (i) against Buyer or any of its Subsidiaries, or to which any Assets, interest, or right of any of them is subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(b)         There is no Order either (i) outstanding against Buyer or any of its Subsidiaries, or to which any Assets, interest, or right of any of them may be subject (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Entity or any of its Subsidiaries or affiliates) or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement that would reasonably be expected to be material to Buyer and its Subsidiaries, taken as a whole.

5.11        Tax Matters.  Except as set forth in Section 5.11 of the Buyer Disclosure Memorandum:

(a)         Buyer and each of its Subsidiaries have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of Buyer nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.  All material Taxes of Buyer and each of its Subsidiaries to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of Buyer or any of its Subsidiaries.  No written claim has ever been made by any Taxing Authority in a jurisdiction where Buyer or any of its Subsidiaries does not file a Tax Return that Buyer or such Subsidiary may be subject to Taxes by that jurisdiction.

(b)          None of Buyer nor any of its Subsidiaries has received any written notice of assessment or proposed assessment in connection with any Taxes. There are no ongoing or pending Tax disputes, claims, audits, or examinations regarding any Taxes of Buyer or any of its Subsidiaries, any Tax Returns of Buyer or any of its Subsidiaries, or the Assets of Buyer or any of its Subsidiaries.  No officer or employee responsible for Tax matters of Buyer or any of its Subsidiaries expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed.  No issue has been raised by a Taxing Authority in any prior examination of Buyer or its Subsidiaries, which, by application of the same or similar principles, would be expected to result in a proposed material deficiency for any subsequent taxable period.  None of Buyer nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)         Each of Buyer and its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Tax Law.

(d)         Neither Buyer nor Bank7 has taken any action, failed to take any action, or has knowledge of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

For purposes of this Section 5.11, any reference to Buyer or any of its Subsidiaries shall be deemed to include any person that merged with or was liquidated into or otherwise combined with Buyer or any Buyer Subsidiary prior to the Effective Time.

5.12       Employee Benefits.

(a)          Each Buyer Benefit Plan (as defined below) has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws in all material respects, including ERISA and the Code.  For purposes of this Agreement, the term “Buyer Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or termination pay, change in control, retention, employment, group health, life, or other insurance, and fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Buyer or any Subsidiary or any trade or business of Buyer or any of its Subsidiaries, whether or not incorporated, all of which together with Buyer would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA (a “Buyer ERISA Affiliate”), is a party or that are maintained, contributed to or sponsored by Buyer or any of its Subsidiaries or any Buyer ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Buyer or any of its Subsidiaries or any Buyer ERISA Affiliate, or with respect to which Buyer or any of its Subsidiaries would reasonably be expected to have any material liability. Buyer and its Subsidiaries have no liability or potential liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Buyer Benefit Plans.

(b)          Buyer has made available to Century true, correct and complete copies of each material Buyer Benefit Plan (and, where there is no written document evidencing such plan, an accurate written description of the material terms of such plan) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter, (iv) the most recently prepared actuarial report, and (v) any pending applications, filings, notices with or from the IRS, PBGC or Department of Labor.

(c)         Except as disclosed in Section 5.12(c) of the Buyer Disclosure Memorandum, Buyer has not entered into any employment, severance, termination, change in control, or retention agreement, arrangement, or similar Contract with any person since January 1, 2025.

(d)         The IRS has issued a favorable determination letter or opinion with respect to each Buyer Benefit Plan that is intended to be qualified under Section 401(a) of the Code and the related trust, which letter or opinion has not been revoked (nor to Buyer’s knowledge has revocation been threatened), and, to the knowledge of Buyer, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such plan or the related trust or to result in material costs to the Buyer under the IRS or Department of Labor self-correction programs.

(e)          None of Buyer and its Subsidiaries, nor any Buyer ERISA Affiliate, has within the past seven (7) years contributed to or been obligated to contribute to (i) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (within the meaning of 210 of ERISA or Section 413(c) of the Code).  No Buyer Benefit Plan holds any employer security (within the meaning of Section 407(d)(1) of ERISA) or employer real property (within the meaning of Section 407(d)(2) of ERISA).

(f)          Except as would not result in any material Liability to Buyer and its Subsidiaries, taken as a whole, no Buyer Benefit Plan provides for, has promised, or would reasonably be expected to be liable to provide or contribute toward any post-employment or post-retirement health, medical, disability, death, or life insurance benefits for retired, former or current employees, officers, directors, or other service providers, or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g)         Except as would not result in any material Liability to Buyer and its Subsidiaries, taken as a whole, all contributions required to be made to any Buyer Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Buyer Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of Buyer.

(h)        There are no pending or, to Buyer’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Buyer’s knowledge, no set of circumstances exists which would reasonably expected to give rise to a claim or lawsuit, against the Buyer Benefit Plans, any fiduciaries thereof with respect to their duties to the Buyer Benefit Plans or the Assets of any of the trusts under any of the Buyer Benefit Plans that would reasonably be expected to result in any material Liability to Buyer and its Subsidiaries, taken as a whole.

(i)          Except as would not result in any material Liability to Buyer and its Subsidiaries, taken as a whole, none of Buyer and its Subsidiaries nor any Buyer ERISA Affiliate has engaged in any transaction or has taken or failed to take action which would reasonably be expected to subject any Buyer Benefit Plan or related trust, Buyer or any Subsidiary, Buyer ERISA Affiliate, or any Person dealing with the Buyer Benefit Plans or any such related trust to any Tax or penalty imposed under Section 4975, 4976, 4980B, or 4980H of the Code or Section 409 or 502 of ERISA.

(j)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due or the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Buyer or any of its Subsidiaries, or (ii) result in any limitation on the right of Century or any of its Subsidiaries to amend, merge, terminate or receive a reversion of Assets from any Buyer Benefit Plan or related trust on or after the Effective Time.

(k)          No Buyer Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l)          Each Buyer Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(m)         Except as disclosed in Section 5.12(m) of the Buyer Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or contract, and the Surviving Entity shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance contracts as Buyer presently holds.  Each of Buyer or any Buyer Subsidiary will, upon the execution and delivery of this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

5.13       SEC Reports.  An accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2024 by Buyer pursuant to the Securities Act, or the Exchange Act (the “Buyer Reports”) is publicly available.  No such Buyer Report, at the time filed, furnished, or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since January 1, 2024, as of their respective dates, all Buyer Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Buyer Reports.

5.14        Compliance with Laws.

(a)         Buyer and each of its Subsidiaries hold, and have at all times since January 1, 2024, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and Assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, and, to the knowledge of Buyer, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, Buyer and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable Laws, Orders, rules, policies and/or guidelines of any Governmental Entity relating to Buyer or any of its Subsidiaries, including all Laws related to data protection or privacy (including Laws relating to the privacy and security of Personal Data, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other Law relating to bank secrecy, fair lending, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions Laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Buyer and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Buyer and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention Laws in jurisdictions where Buyer and its Subsidiaries conduct business.

(c)          Buyer has no knowledge of, has not received written notice of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer or Bank7 pursuant to 12 C.F.R. Part 364. Buyer is not aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of Buyer and its Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Board of Directors of Buyer (or, where appropriate, the Board of Directors (or similar governing body) of any of the Buyer Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(d)         Buyer has implemented one or more policies addressing each of ethics, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies and other material policies as may be required by any applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to Century. Such policies comply in all material respects with the requirements of any Laws applicable thereto.

(e)      Bank7 has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination, and Buyer has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Bank7 having its current rating lowered such that it is no longer “satisfactory” or better.

(f)        Buyer maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against a Security Breach. To the knowledge of Buyer, Buyer has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. To the knowledge of Buyer, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Buyer.

(g)          Without limitation, none of Buyer or any of its Subsidiaries, or to the knowledge of Buyer, any director, officer, employee, agent or other person acting on behalf of Buyer or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Buyer or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Century or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other Assets of Buyer or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Buyer or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Buyer or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Buyer or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

(h)          As of the date hereof, each of Buyer and Bank7 is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).

(i)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, (i) Buyer and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign Law; and (ii) none of Buyer, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the Assets and results of such fiduciary account.

5.15       Agreements with Regulatory Agencies.  Subject to Section 10.15, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2024, a recipient of any supervisory letter from, or since January 1, 2024, has adopted any policies, procedures or board resolutions at the request of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Buyer Disclosure Memorandum, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised in writing, or to Buyer’s knowledge, orally, since January 1, 2024, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Buyer Regulatory Agreement.

5.16      Environmental Matters.  Buyer and its Subsidiaries are in compliance with any federal, state or local Law, Order or Permit, relating to Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Buyer, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on Buyer or any of its Subsidiaries of any Liability or obligation arising under any Environmental Law pending or, to Buyer’s knowledge, threatened against Buyer, which Liability or obligation would reasonably be expected to, either individually or in the aggregate, be material to Buyer.  To the knowledge of Buyer, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any Liability or obligation that would reasonably be expected to, either individually or in the aggregate, be material to Buyer. Buyer is not subject to any agreement, Order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any Liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted assessing the presence of Hazardous Substances located on any property leased by Buyer.

5.17        Investment Portfolio.

(a)        Each of Buyer and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Buyer or its Subsidiaries.  Such securities and commodities are valued on the books of Buyer in accordance with GAAP and in a manner consistent with the applicable guidelines issued by applicable bank regulatory agencies. Except for pledges to secure public deposits, borrowings from the Federal Reserve, and Federal Home Loan Bank advances, to the knowledge of Buyer, none of the securities reflected in Buyer’s financial statements as of June 30, 2026, and none of the securities since acquired by Buyer or Bank7 is subject to any restriction, whether contractual or statutory, which impairs the ability of Buyer or Bank7 to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with any Law.

(b)        All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Buyer’s own account, or for the account of Bank7, or its customers were entered into (i) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable Laws, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Buyer or Bank7, enforceable in accordance with its terms (except as enforceability may be limited by the Enforceability Exceptions), and is in full force and effect.  Neither Buyer nor Bank7, nor to the knowledge of Buyer any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

(c)       Each of Buyer and its Subsidiaries employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Buyer believes are prudent and reasonable in the context of their respective businesses, and each of Buyer and its Subsidiaries has, since January 1, 2024, been in compliance with such policies, practices and procedures in all material respects.

5.18        Reorganization.  Buyer has not taken any action and has no knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.19        Buyer Information.

(a)        The information relating to Buyer and its Subsidiaries that is provided in writing by Buyer or its Subsidiaries or their respective representatives specifically for inclusion in the Proxy Statement, the Resale Registration Statement, or any offering materials used in connection with the issuance of shares of Buyer Common Stock pursuant to this Agreement, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Resale Registration Statement relating to Buyer or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(b)       No representation or warranty by Buyer in this Agreement and no statement contained in the Buyer Disclosure Memorandum or any certificate, instrument, or other writing furnished or to be furnished by Buyer or any Buyer Subsidiary or any affiliate thereof to Century pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)          All documents that Buyer or any Buyer Subsidiary or any affiliate thereof is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.20        Insurance.  (a) Buyer and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent and consistent with industry practice, and Buyer and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Buyer and its Subsidiaries, Buyer or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Buyer or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) to Buyer’s knowledge, neither Buyer nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

5.21       Delivery of Buyer Disclosure Memorandum.  Buyer has delivered to Century a complete Buyer Disclosure Memorandum herewith.

5.22        No Other Representations and Warranties.

(a)        Except for the representations and warranties made by Buyer in this Article 5, neither Buyer nor any other person makes any express or implied representation or warranty with respect to Buyer, its Subsidiaries, or their respective businesses, operations, Assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Buyer nor any other person makes or has made any representation or warranty to Century or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Buyer in this Article 5, any oral or written information presented to Century or any of its affiliates or representatives in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          Buyer acknowledges and agrees that neither Century nor any other person on behalf of Century has made or is making, and Buyer has not relied upon, any express or implied representation or warranty other than those contained in Article 4.

ARTICLE 6
COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1         Conduct of Business Prior to the Effective Time.

(a)         During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (i) as otherwise expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1 of the Century Disclosure Memorandum, (iii) required by applicable Law, or (iv) as consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Century shall, and shall cause each of its Subsidiaries to, (A) maintain its existence under applicable Law, (B) use commercially reasonable efforts to conduct its business and operations in the ordinary course in all material respects, (C) use commercially reasonable efforts to preserve the rights, franchises, goodwill, and relations of its customers, clients, and others with whom business relationships exist, and (D) take no action that would reasonably be expected to adversely affect or delay the ability of either Century or Buyer to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(b)        During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (i) as otherwise expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1 of the Buyer Disclosure Memorandum, (iii) required by applicable Law, or (iv) as consented to in writing by Century (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall, and shall cause each of its Subsidiaries to, (A) maintain its existence under applicable Law, (B) use commercially reasonable efforts to conduct its business and operations in the ordinary course in all material respects, and (C) take no action that would reasonably be expected to adversely affect or delay the ability of either Century or Buyer to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

6.2         Negative Covenants of Century.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except (a) as otherwise expressly contemplated or permitted by this Agreement, (b) as set forth in Section 6.2 of the Century Disclosure Memorandum, (c) required by applicable Law, or (d) as consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Century covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)          amend its articles of incorporation, bylaws, or other governing instruments of any Century Subsidiary;

(b)         other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case, with a maturity not in excess of six (6) months, and (ii) deposits or other customary banking products such as letters of credit, in each case, in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Century or any of its wholly-owned Subsidiaries to Century or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice);

(c)

(i)          adjust, split, combine or reclassify any capital stock;

(ii)         make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Century Securities or any Century Subsidiary Securities, except, in each case, (A) for dividends paid by any of the Subsidiaries of Century to Century or any of its wholly-owned Subsidiaries or (B) as set forth on Schedule 6.2(c)(ii) of the Century Disclosure Memorandum;

(iii)         grant any stock appreciation rights, stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Century Securities or any Century Subsidiary Securities; or

(iv)          issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Century Securities or any Century Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Century Securities or Century Subsidiary Securities;

(d)          sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or Assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business or pursuant to Contracts in force at the date of this Agreement;

(e)         (i) acquire or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, direct or indirect control over any business or person, whether by stock purchase, merger, consolidation or otherwise; or (ii) make any other investment either by purchase of stock or equity securities other than securities held in Century’s investment securities or derivatives portfolio, contributions to capital, property transfers or purchase of any property or assets of any other person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not affiliates of Century;

(f)          settle any claim or Litigation, in each case, pending or threatened against Century, or any of its officers and directors in their capacities as such, other than the settlement of proceedings or Litigation in the ordinary course of business and settlements which, in any event (i) is solely involving monetary remedies in an amount not to exceed $100,000 individually or $250,000 in the aggregate, (ii) reasonably would not be expected to prohibit or restrict Century or its Subsidiaries from operating its respective businesses in the ordinary course, and (iii) does not involve any admission of wrongdoing by Century or its Subsidiaries;

(g)        enter into, renew, amend or terminate any Century Material Contract, other than (i) renewing or terminating any Century Material Contract in the ordinary course of business or (ii) entering into or amending a Century Material Contract which (A) calls for aggregate annual payments of not more than $200,000, and (B) is terminable on ninety (90) days or less notice without payment of any termination fee or penalty;

(h)         except as otherwise contemplated by this Agreement or as may be required by any existing Century Benefit Plan: (i) grant or commit to grant any bonus, incentive, change in control payment or benefit, or increase in compensation or benefits to any employee, officer, director or other services provider of Century or any of its Subsidiaries (except increases in compensation or benefits in accordance with past practice for employees that are not directors or officers that do not exceed 5% individually or 3% in the aggregate, (ii) except as set forth in Section 6.2(h) of the Century Disclosure Memorandum, commit, agree to pay or amend any existing arrangement providing for any severance or termination pay (other than severance or termination pay in the ordinary course of business consistent with past practice), or any retention, stay or similar bonus to any employee, officer, director or other service provider of Century or any of its Subsidiaries, (iii) change or commit to change any fees or other compensation or other benefits to directors of Century or any of its Subsidiaries, or (iv) enter into, adopt, renew, terminate, amend, or accelerate vesting under, any Century Benefit Plan;

(i)          enter into or amend any employment Contract between Century or any of its Subsidiaries and any person (unless such amendment is required by Law) that Century or its Subsidiaries do not have the right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(j)          hire or engage any employees or service providers except for at-will employment at an annual rate of base salary not to exceed $150,000, or encourage any employee or service provider to resign from Century or any Century Subsidiary;

(k)         make any capital expenditures in excess of $150,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing Assets in good repair or to make payment of necessary Taxes;

(l)           establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office unless otherwise requested by Buyer;

(m)       take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(n)         (i) materially restructure or materially changes its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales, or otherwise, or the manner in which the portfolio is classified or reported or (ii) acquire (other than (A) by way of foreclosure or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith) any debt security or equity investment or any certificates of deposit issued by other banks, other than securities rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service with a duration not to exceed 12 months;

(o)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(p)        enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, hedging and other material banking and operating policies or practices, in each case, other than in the ordinary course of business;

(q)          materially increase its interest rate or fee pricing with respect to depository accounts in excess of the rates being currently offered by similarly situated financial institutions operating in similar markets;

(r)           acquire or accept any brokered deposit having a maturity longer than one year, other than in the ordinary course of business;

(s)         except for loans or extensions of credit approved and/or committed as of the date of this Agreement, (i) make or renew any loan greater than $1,750,000 if secured (or $100,000 if unsecured, (ii) purchase or repurchase a participation in any loan or pool of loans greater than $500,000, (iii) purchase any pool of loans; or (iv) renew for more than 12 months any loans greater than $250,000 rated “watch” or worse, in each case, without giving notice of such action within 24 hours after any loan committee meeting at which such action is approved (for purposes of this Section 6.2(s), notice shall be given by email to the Chief Credit Officer of Buyer);

(t)          make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Century or Century Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(u)        fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(v)          make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes, except, in each case, in the ordinary course of business;

(w)         merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(x)       enter into any transaction that would be a Century Related Party Transaction, except for loans in the ordinary course of business and subject to compliance with all applicable provisions of the Federal Reserve’s Regulation O;

(y)         take or fail to take any action that could reasonably be expected to cause the representations and warranties made in Article 4 to be inaccurate in any material respect at the time of the Closing or preclude Century from making such representations and warranties at the time of the Closing;

(z)          take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;

(aa)        take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Century or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement and the transactions contemplated by this Agreement; or

(bb)        agree to take, make any commitment to take, or adopt any resolutions of Century’s Board of Directors in support of, any of the actions prohibited by this Section 6.2.

6.3          Negative Covenants of Buyer.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Century shall have been obtained (which consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, Buyer covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)          amend the Buyer Certificate of Incorporation or Buyer Bylaws in a manner that changes any material term or provision of the Buyer Common Stock or that otherwise would materially and adversely affect the economic benefits of the Merger to the holders of Century Common Stock or would materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b)          adjust, split, combine or reclassify any capital stock of Buyer;

(c)          make, declare, pay or set a record date for any dividend, or any other distribution on any shares of its capital stock or other equity or voting securities other than in the ordinary course of business (including in both amount and timing of payment); provided that any annual increase in dividend amount of 20% or less shall be deemed to be in the ordinary course of business;

(d)         knowingly take, or fail to take, any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e)          agree to take, make any commitment to take, or adopt any resolutions of the Board of Directors of Buyer in support of, any of the actions prohibited by this Section 6.3.

6.4          Reports.  Subject to Section 10.15, Century and its Subsidiaries shall also make available to Buyer monthly financial statements, copies of all written materials provided to members of Century’s Board of Directors in connection with its regular monthly meetings (other than reports or presentations prepared by Century’s advisors and legal counsel in connection with the Merger) and quarterly Call Reports.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1          Regulatory Matters.

(a)         Promptly after the date of this Agreement, Buyer and Century shall prepare and the Proxy Statement. Century shall cause the Proxy Statement to be mailed or otherwise delivered to Century’s shareholders no later than ten (10) Business Days following the date of this Agreement.  Buyer shall take all commercially reasonable efforts to cause the shares of Buyer Common Stock constituting the Aggregate Stock Consideration to be issued a private placement pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The shares so issued shall be “restricted securities” and shall bear a customary restrictive legend (or be subject to equivalent book-entry restrictions) stating that such shares may not be offered, sold, pledged, assigned or otherwise transferred absent registration under the Securities Act or an available exemption therefrom.  Buyer shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Century shall furnish all information concerning Century and the holders of Century Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any information relating to Buyer or Century, or any of their respective affiliates, officers or directors, should be discovered by Buyer or Century which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly, to the extent required by Law, disseminated by Century to its shareholders.

(b)          The Parties hereto shall reasonably cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their commercially reasonable efforts to make such filings within ten (10) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.  The Parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. In furtherance of the foregoing, Century shall have the right to review in advance, subject to applicable Laws relating to the exchange of information, all the non-confidential portions of any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any Governmental Entity after the date hereof in connection with the transactions contemplated by this Agreement, and Buyer shall consider in good faith Century’s comments to such filings and materials. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Buyer and Century will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any Regulatory Agency in connection with the transactions contemplated by this Agreement (including the Merger and the Bank Merger).  In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable.  As used in this Agreement, “Requisite Regulatory Approvals” means all regulatory authorizations, consents, Orders or approvals or non-objections (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the Federal Reserve and (y) set forth in Sections 4.4 and 5.4 that are necessary to consummate the Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(c)         Each Party shall use its commercially reasonable efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Buyer or Century or any of their respective Subsidiaries, and neither Buyer nor Century nor any of their respective Subsidiaries shall be permitted (without the written consent of the other Party), to take any action, or commit to take any action, or commit to refrain from taking any action, or agree to any condition, limitation, or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or resolving any objections that may be asserted by any Governmental Entity, in each case, that would (i) reasonably be expected to materially adversely affect, or impair, the economic or business benefits of the transactions contemplated by this Agreement to Buyer and the Surviving Entity or (ii) reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger ((i) or (ii) a “Materially Burdensome Regulatory Condition”); provided, however, that the following shall not be deemed to be included in the preceding list and shall not be deemed a “Materially Burdensome Regulatory Condition”: any restraint, limitation, term, requirement, provision or condition that applies generally to financial or bank holding companies and banks as provided by any applicable Law or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date hereof.

(d)         To the extent permitted by applicable Law, Buyer and Century shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Resale Registration Statement, or any other statement, filing, notice or application made by or on behalf of Buyer, Century or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)       To the extent permitted by applicable Law, Buyer and Century shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such consent, waiver, approval or authorization will be materially delayed.

7.2          Access to Information; Confidentiality.

(a)          Prior to the Effective Time, subject to Section 10.15, Century shall permit, and cause each of its Subsidiaries and the Representatives of Century and its Subsidiaries to afford to, the Representatives of Buyer to make or cause to be made such investigation of the business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information of Century and its Subsidiaries and of their respective financial and legal conditions as Buyer may reasonably request and furnish to Buyer promptly all other information concerning its business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information as Buyer may reasonably request, provided that such investigation or requests shall not unreasonably interfere with normal operations of the Party. No investigation by Buyer shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of Century in this Agreement, or the conditions of Buyer’s obligation to consummate the transactions contemplated by this Agreement.  Neither Buyer nor Century nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Century’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each of Buyer and Century shall hold all information furnished by or on behalf of the other Party or any of such Party’s Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the non-disclosure agreement, dated December 9, 2025, between Buyer and Century (the “Confidentiality Agreement”).

7.3          Non-Control  Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.4          Shareholder Approval.

(a)         Century shall call, give notice of, convene and hold a meeting of its shareholders (the “Century Meeting”) within twenty (20) days of the date of this Agreement, for the purpose of obtaining (i) the Requisite Century Vote required in connection with this Agreement and the Merger, and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Century and its Board of Directors shall use its commercially reasonable efforts to obtain the Requisite Century Vote from the shareholders of Century including by communicating to the shareholders of Century its recommendation (and including such recommendation in the Proxy Statement) that the shareholders of Century approve this Agreement and the transactions contemplated hereby, including the Merger (the “Century Board Recommendation”). Century and the Century Board of Directors shall not (i) withhold, withdraw, modify or qualify, in a manner adverse to Buyer, the Century Board Recommendation, (ii) fail to make the Century Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal, or (B) reaffirm the Century Board Recommendation within ten (10) Business Days (or such fewer number of days as remains prior to the Century Meeting) after an Acquisition Proposal is made public or any request by Buyer to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”).

(b)          Notwithstanding anything in this Agreement to the contrary, subject to Section 9.1 and Section 9.2, the Board of Directors of Century may, prior to the receipt of the Requisite Century Vote, (i) effect a Recommendation Change, if (A) the Board of Directors of Century has received after the date hereof a bona fide Acquisition Proposal which did not result from a breach of Section 7.11(a), which it believes in good faith, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, constitutes a Superior Proposal and (B) the Board of Directors of Century, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that the failure to take such action would more likely than not result in a violation of its fiduciary duties under applicable Law; provided, that the Board of Directors of Century may not take any actions under this Section 7.4(b) unless it (1) gives Buyer at least five (5) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (2) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by Buyer and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable Law to make or continue to make the Century Board Recommendation; and (ii) subject to Century’s compliance with clause (i), terminate this Agreement in order to enter into an agreement with respect to such Acquisition Proposal, subject to Section 9.2(b)(ii). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.4(b) and will require a new notice period as referred to in this Section 7.4(b). Century, unless Century has effected a Recommendation Change to the extent permitted by and in accordance with this Section 7.4(b), shall adjourn or postpone the Century Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Century Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Century has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Century Vote, and subject to the terms and conditions of this Agreement, Century shall continue to use commercially reasonable efforts to solicit proxies from its shareholders, as applicable, in order to obtain the Requisite Century Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Century Meeting shall be convened and this Agreement shall be submitted to the shareholders of Century, and nothing contained herein shall be deemed to relieve Century of such obligation.

7.5          Legal Conditions to the Merger.  Subject in all respects to Section 7.1 of this Agreement, each of Buyer and Century shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to reasonably cooperate with the other Party to obtain) any material consent, authorization, Order or approval of, or any non-objection or exemption by, any Governmental Entity and any other third party that is required to be obtained by Century or Buyer or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

7.6          Employee Matters.

(a)         From and after the Effective Time, unless otherwise mutually determined by Century and Buyer prior to the Effective Time, Buyer shall provide to employees of Century and its Subsidiaries who at the Effective Time become employees of Buyer or its Subsidiaries (the “Continuing Employees”) employee compensation and benefits under the Buyer Benefit Plans on terms and conditions that are no less favorable in the aggregate as those that apply to similarly situated Buyer employees, and such Continuing Employees shall be eligible to participate in each applicable Buyer Benefit Plan as set forth herein. Notwithstanding the foregoing, Buyer and Century agree that, during the period commencing at the Effective Time and ending on the twelve (12)-month anniversary thereof, any Continuing Employee (in each case, other than those employees who are terminated for cause (as determined in good faith by Buyer) or are party to individual agreements that provide for severance benefits) who is terminated by the Buyer or its Subsidiaries during such twelve (12)-month period will be provided with severance as described in Section 7.6(a) of the Century and Buyer Disclosure Memorandums.

(b)         For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual under any defined benefit pension plan, for purposes of qualifying for subsidized early retirement benefits, or to the extent that such credit would result in a duplication of benefits) under the Buyer Benefit Plans or Century Benefit Plans, service with or credited by Century or any of its Subsidiaries or predecessors for Continuing Employees shall be treated as service with Buyer to the same extent that such service was taken into account under the analogous Century Benefit Plan prior to the Effective Time. With respect to any Century Benefit Plan or Buyer Benefit Plan in which any Continuing Employees first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, the Surviving Entity shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, (ii) give each Continuing Employee service credit for such Continuing Employee’s employment with Century and its Subsidiaries prior to the Effective Time on the same terms and to the same extent as prior service credit is recognized for employment prior to the Effective Time with Buyer and its Subsidiaries except to the extent it would result in a duplication of benefits, and (iii) cause each Buyer Benefit Plan to give credit toward the satisfaction of any annual deductible limitation and out-of-pocket maximum under such plan for any deductible, co-payment, or other cost-sharing amounts previously paid by a Continuing Employee under the corresponding Century Benefit Plan during that plan year prior to the Effective Time.

(c)         Century shall take (or cause to be taken) all actions necessary or appropriate to terminate all Century Benefit Plans, effective immediately preceding the Effective Time, other than those Century Benefit Plans set forth on Section 7.6(c)(1) of the Buyer Disclosure Memorandum.  Specifically, to provide clarity and not by way of limitation, Century shall terminate, and pay out prior to Closing all amounts due under, the Century Benefit Plans set forth in Section 7.6(c)(2) of the Century Disclosure Memorandum, in accordance with the requirements of Section 409A of the Code and other applicable Law. In addition, effective no later than the day immediately preceding the Closing Date, Century shall take (or cause to be taken) all actions necessary or appropriate to terminate the Century 401(k) Plan (the “Century 401(k) Plan”) in accordance with the requirements of applicable Law, and shall deliver to Buyer, at least five (5) calendar days prior to the Closing, evidence that the Board of Directors of Century has adopted resolutions to terminate the Century 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Buyer), effective no later than the date immediately preceding the Closing Date. In the event that Century becomes aware prior to the Closing that distributions of assets from the trust of the Century 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon Century or other plan sponsor, then Century shall take (or cause to be taken) such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer prior to the Closing. Century shall take (or cause to be taken) such commercially reasonable other actions in furtherance of terminating the Century 401(k) Plan as Buyer may reasonably require.  Buyer shall take (or cause to be taken) such actions as are necessary (including amending Buyer’s 401(k) plan as needed) to allow Continuing Employees who become eligible to participate in Buyer’s 401(k) Plan to roll over their Century 401(k) Plan accounts (including any outstanding loan balances) to Buyer’s 401(k) plan, subject to the terms of Buyer’s 401(k) plan and the requirements of applicable Law.  Notwithstanding the foregoing, Buyer may, in its sole and absolute discretion, notify Century before the thirtieth (30th) day prior to the Closing Date that instead of the foregoing Buyer agrees to sponsor and maintain the Century 401(k) Plan, in which case Century shall amend the Century 401(k) Plan, effective as of the Closing, to the extent permitted by its terms and applicable Law as necessary to limit participation to employees of Century and its Subsidiaries and to exclude all employees of Buyer and its affiliates (other than Century and its Subsidiaries) from participation in such plan.

(d)         Nothing in this Section 7.6, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 7.6.  Without limiting the foregoing, no provision of this Section 7.6 will create any third-party beneficiary rights in any current or former employee, officer, director, or other service provider of Century or of its Subsidiaries in respect of continued or resumed employment of service, or any other employment-related matter.  Nothing in this Section 7.6 is intended (i) to amend any Century Benefit Plan or any Buyer or Bank7 benefit plan, (ii) interfere with the right of either Buyer or Bank7 from and after the Closing Date to amend or terminate any Century Benefit Plan that is not terminated prior to the Effective Time or amend or terminate any Buyer or Bank7 benefit plan, or (iii) interfere with the right of either Buyer or Bank7 from and after the Effective Time to terminate the employment or provision of services by any employee, officer, director, or other service provider.

(e)          Prior to the Effective Time, any notices or communication materials (including website postings) from Century or its Subsidiaries to their employees or other service providers regarding employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment or compensation or benefits thereafter, shall be subject to the prior review, comment and approval of Buyer.

(f)          No later than thirty (30) days following the Effective Time, Buyer shall pay or cause to be paid to each Continuing Employee who was a participant in Century’s annual incentive program, an amount equal to such Continuing Employee’s accrued but unpaid bonus amount that was accrued by Century or Century Bank in accordance with such incentive program.

7.7          Indemnification; Directors and Officers’ Insurance.

(a)         For a period of six years after the Effective Time, the Surviving Entity shall indemnify, defend and hold harmless the present and former directors or officers of Century and each Century Subsidiary (each, an “Indemnified Party”), against all Liabilities incurred in connection with any Litigation arising out of or pertaining to, the fact that such person is or was a director or officer of Century or a Century Subsidiary and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the Century Articles of Incorporation and Century Bylaws as in effect as of the date of this Agreement (subject to applicable Law), including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)        The Surviving Entity shall maintain in effect for a period of six years after the Effective Time Century’s existing directors’ and officers’ liability insurance policy (provided that the Surviving Entity may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured, or (ii) with the consent of Century given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time; provided, that the Surviving Entity shall not be obligated to make aggregate premium payments for such six year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Century’s directors and officers, 300% of the annual premium payments currently paid on Century’s current policy in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Entity shall maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.  In lieu of the foregoing, Buyer, or Century in consultation with Buyer, may obtain on or prior to the Effective Time, a six year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.8(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Buyer or Century in consultation with Buyer may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Buyer and the Surviving Entity shall have no further obligations under this Section 7.8(b) other than to maintain such “tail” prepaid policy.

(c)         Any Indemnified Party wishing to claim indemnification under Section 7.8(a), upon learning of any such Claim, shall promptly notify the Surviving Entity thereof. In the event of any such Claim (whether arising before or after the Effective Time): (i) Buyer or the Surviving Entity shall have the right to assume the defense thereof and Buyer and the Surviving Entity shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Entity elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Entity and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Entity shall pay all fees and expenses of such counsel for the Indemnified Parties as required under, and in accordance with, Century’s articles of incorporation and bylaws as in effect as of the date of this Agreement (subject to applicable Law); provided, that Buyer or the Surviving Entity shall be obligated pursuant to this Section 7.8(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will reasonably cooperate in the defense of any such Claim; and (iii) Buyer and the Surviving Entity shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that Buyer and the Surviving Entity shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)         If the Surviving Entity or any successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger, or if the Surviving Entity (or any successors or assigns) shall transfer all or substantially all of its Assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 7.8.

(e)         The provisions of this Section 7.8 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

7.8          Additional Agreements.  In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement (including any merger between a Subsidiary of Buyer, on the one hand, and a Subsidiary of Century, on the other hand) or to vest the Surviving Entity with full title to all properties, Assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each Party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

7.9          Advice of Changes.  Buyer and Century shall each promptly advise the other Party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such first Party, or (ii) that such first Party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably would be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.10 or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the Party receiving such notice.

7.10        Shareholder Litigation. Each Party shall give the other Party prompt notice of any shareholder Litigation against such Party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such Litigation.  Each Party shall give the other a reasonable opportunity to review and comment on all filings or responses to be made by such Party in connection with any such Litigation, and will in good faith take such comments into account.  No Party shall agree to settle any such Litigation without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other Party shall not be obligated to consent to any settlement which does not include a full release of such other Party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

7.11        Acquisition Proposals.

(a)          Century agrees that it will not, and will cause each of its Subsidiaries and use its commercially reasonable efforts to cause each member of the Peters Family Group and Century’s, its Subsidiaries’’ and each member of the Peters Family Group’s respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to notify a person that has made or, to the knowledge of such Party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 7.11, or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 7.11) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Century Vote, Century receives an unsolicited bona fide written Acquisition Proposal, Century may, and may permit its Subsidiaries and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of Century concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable Law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Century shall have provided such information to Buyer and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement (“Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Century.  Century will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Buyer with respect to any Acquisition Proposal.  Century will promptly (within twenty-four (24) hours) advise Buyer following receipt of any Acquisition Proposal or any inquiry which would reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide Buyer with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep Buyer reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal.  Century shall use its commercially reasonable efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Century, other than the transactions contemplated by this Agreement or the Receivership Share Purchase Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated Assets of Century and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of Century or its Subsidiaries whose Assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated Assets of Century, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Century or its Subsidiaries whose Assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated Assets of Century, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Century or its Subsidiaries whose Assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated Assets of Century.

(b)         As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of Century determines, in good faith, after taking into account all legal, financial, regulatory and other aspects of such proposal and the person making the proposal, and after consulting with its financial advisor and outside legal counsel, is (i) more favorable from a financial point of view to Century’s shareholders than the transactions contemplated by this Agreement (taking into account any proposal by Buyer to amend the terms of this Agreement pursuant to Section 7.4(c)) and (ii) reasonably likely to be timely consummated on the terms set forth therein; provided that for purposes of this definition of Superior Proposal, references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”

(c)        Nothing contained in this Agreement shall prevent Century or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to Century’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

7.12        Public Announcements. Century and Buyer agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the Parties. Thereafter, each of the Parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable Law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant Party is subject, in which case the Party required to make the release or announcement shall consult with the other Party about, and allow the other Party reasonable time to comment on, such release or announcement in advance of such issuance, or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 7.12.

7.13        Change of Method.  Buyer shall be empowered at any time prior to the Effective Time, to change the method or structure of effecting the combination of Century and Buyer (including the provisions of Article 1), if and to the extent the Board of Directors of Buyer deems such change to be necessary, appropriate or desirable; provided, however, that, unless this Agreement is amended by agreement of each Party in accordance with Section 10.2, no such change shall (i) alter or change the Per Share Merger Consideration to be received by holders of Century Common Stock in exchange for each share of Century Common Stock, (ii) adversely affect the Tax treatment or the economic effect of the Merger on Century’s shareholders or Buyer’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Century or Buyer pursuant to this Agreement, or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties in accordance with Section 10.2.

7.14        Takeover Restrictions.  None of Century, Buyer or their respective Boards of Directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

7.15        Treatment of Century Indebtedness.  At and after the Effective Time, Buyer shall assume the due and punctual performance and observance of the covenants to be performed by Century under the agreements set forth on Section 7.17 of the Century Disclosure Memorandum to the extent set forth in such agreements.  In connection therewith, Buyer and Century shall reasonably cooperate and use commercially reasonable efforts to execute and deliver any supplemental indentures, officer’s certificates, or other documents, and the Parties shall reasonably cooperate and use commercially reasonable efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the Effective Time or the effective time of the Bank Merger, as applicable.

7.16        Certain Tax Matters.  Each of Century and Buyer shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Century and Buyer shall use its commercially reasonable efforts and shall reasonably cooperate with one another to obtain the opinions of counsel referred to in Sections 8.2(c) and 8.3(c). In connection with the foregoing, (a) Century shall deliver to each of Nelson Mullins Riley & Scarborough LLP and Otteson Shapiro LLP a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel (the “Century Tax Certificate”), and (b) Buyer shall deliver to each of Nelson Mullins Riley & Scarborough LLP and Otteson Shapiro LLP a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel (the “Buyer Tax Certificate”), in the case of each of clauses (a) and (b), at such times as such counsel shall reasonably request.

7.17       Non-Competition Agreements.  Concurrently with the execution and delivery of this Agreement, Century has caused (a) the non-employee directors of Century set forth in Section 7.17 of the Buyer Disclosure Memorandum to execute and deliver a Non-Solicitation Agreement in the form attached hereto as Exhibit C-1 and (b) each shareholder of Century set forth in Section 7.17 of the Buyer Disclosure Memorandum to execute and deliver a Non-Competition Agreement in the form attached hereto as Exhibit C-2.

7.18        Reserved.

7.19        Securities Act Compliance; Resale Registration Statement.

(a)  Century understands that the Buyer Common Stock to be issued hereunder will not be registered under the Securities Act pursuant to exemptions set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder (“Rule 506”).  Century understands and agrees that in order to comply with the requirements of Rule 506, the Per Share Stock Consideration will be paid in the form of cash at a price per share of Buyer Common Stock the Holder otherwise would have received equal to the Buyer Stock Value (rather than in the form of shares of Buyer Common Stock) to (1) any shareholder of Century who has not provided an Accredited Investor Certificate to Buyer, or (2) any other shareholder of Century with respect to whom the Board of Directors of Buyer is unable to form a reasonable belief that such shareholder is an “accredited investor” as such term is defined in regulations promulgated under the Securities Act.  The parties understand and agree that the shares of Buyer Common Stock issued pursuant to this Agreement cannot be resold unless they are registered under the Securities Act and applicable state securities laws, or unless an exemption from such registration requirements is available, and that the book-entry shares representing the Buyer Common Stock issued pursuant to this Agreement will bear a restrictive legend, or be subject to equivalent book-entry restrictions or notations, to that effect.  If the safe harbor of Rule 506 is not available, the parties will cooperate to determine a commercially reasonable alternative exemption that can be relied upon or alternative structure that will allow the Merger to be completed on the terms set forth herein.

 (b)  As promptly as practicable following the Effective Time, but in no event later than forty-five (45) days after the Effective Time, Buyer shall prepare and file with the SEC a registration statement on Form S-3 (the “Resale Registration Statement”) providing for the resale by the former shareholders of Century who received shares of Buyer Common Stock of all shares of Buyer Common Stock issued to such Holders pursuant to this Agreement (the “Registrable Shares”), on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(c)  Buyer shall use its reasonable best efforts to cause the Resale Registration Statement to be declared effective by the SEC as promptly as practicable after the filing thereof, and to keep the Resale Registration Statement continuously effective, and available for use by the Holders, until the earlier of (i) the date on which all Registrable Shares have been sold or otherwise disposed of pursuant to the Resale Registration Statement, and (ii) the date on which all Registrable Shares held by the Holders may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 under the Securities Act, without the requirement for Buyer to be in compliance with the current public information requirement thereunder.

(d) Buyer may suspend use of the Resale Registration Statement for a reasonable period if required to comply with applicable Law or in connection with a pending material corporate transaction or if Buyer determines in good faith that continued use would require disclosure of material nonpublic information that Buyer has a bona fide business purpose for preserving, provided that no such suspension shall exceed an aggregate of thirty (30) days in any ninety (90)-day period or sixty (60) days in any twelve (12)-month period, subject to customary extensions for regulatory delays.

7.20       Delivery of Century Bank Disclosure Memorandum  Century shall prepare and deliver to Buyer with this Agreement a complete and accurate Century Disclosure Memorandum  with respect to Section 2.3 of the Century Disclosure Memorandum and accurate disclosures for Section 4.13(c) and Section 4.16(a)(xiv) with respect to any agreements entered into by Century or any Century Subsidiary within the sixty (60) day period prior to the date of this Agreement; provided, however, that all other disclosures required pursuant to this Agreement shall be provided by Century to Buyer as a complete and accurate Century Disclosure Memorandum no later than ten (10) Business Days following the date of this Agreement.

7.21       Century Bank Board  In the event that the Bank Merger does not occur immediately following the Effective Time, Century shall cause each of the directors of Century Bank set forth on Section 7.21 of the Buyer Disclosure Memorandum to submit a resignation from the Century Bank Board of Directors, with such resignation effective as of the Effective Time.

7.22        Claims Letters  Century shall use its commercially reasonable best efforts to cause, each executive officer and director of Century and Century Bank and each member of the Peters Family Group to execute and deliver the Claims Letter in the form attached hereto as Exhibit D within ten (10) Business Days of the execution and delivery of this Agreement and effective upon the Closing.

7.23        Commercially Reasonable Efforts  Subject to the terms and conditions of this Agreement, each Party agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 8, and shall reasonably cooperate with the other Party to that end.

ARTICLE 8
CONDITIONS PRECEDENT

8.1         Conditions to Obligations of Each Party.  The respective obligations of each Party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Shareholder Approval. The Requisite Century Vote shall have been obtained.

(b)        Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.  For the avoidance of doubt, this condition applies solely to the regulatory approvals required for consummation of the Merger and does not include any additional approvals required for the Bank Merger.

(c)         No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No Law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

8.2          Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Merger and the other transactions contemplated hereby is also subject to the satisfaction, or waiver by Buyer, at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties.  The representations and warranties of Century set forth in Section 4.2(a) and Section 4.10(a) (in each case, after giving effect to the lead-in to Article 4) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Century set forth in Section 4.1(a), Section 4.1(b) (but only with respect to Century Bank), Section 4.2(b) (but only with respect to Century Bank), Section 4.3(a) and Section 4.4 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 4) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Century set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 4) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Century or the Surviving Entity. Buyer shall have received a certificate dated as of the Closing Date and signed on behalf of Century by the Chief Executive Officer or the Chief Financial Officer of Century to the foregoing effect.

(b)          Performance of Obligations of Century. Century shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate dated as of the Closing Date and signed on behalf of Century by the Chief Executive Officer or the Chief Financial Officer of Century to such effect.

(c)        Federal Tax Opinion. Buyer shall have received the opinion of Nelson Mullins Riley & Scarborough LLP, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the Buyer Tax Certificate and the Century Tax Certificate.

(d)        Consents and Approvals.  Century shall have used commercially reasonable efforts to obtain any and all consents required for the renewal or preventing of any default or termination under any Contract as provided in Section 8.2(d) of the Buyer Disclosure Memorandum.

(e)         Dissenters’ Shares.  The aggregate amount of Dissenters’ Shares shall be less than five percent (5%) of the aggregate outstanding shares of Century Common Stock.

(f)          FIRPTA Certificate.   Buyer shall have received from Century a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) notification letter, which shall state that shares of capital stock of Century do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(c)(3).  In addition, simultaneously with delivery of such notification letter, Century shall have provided to Buyer, as agent for Century, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Buyer to deliver such notice form to the IRS on behalf of Century upon the Closing.

8.3          Conditions to Obligations of Century.  The obligations of Century to effect the Merger and the other transactions contemplated hereby is also subject to the satisfaction, or waiver by Century, at or prior to the Effective Time of the following conditions:

(a)         Representations and Warranties.  The representations and warranties of Buyer set forth in Section 5.2(a) and Section 5.9 (in each case, after giving effect to the lead-in to Article 5) shall be true and correct (other than, in the case of Section 5.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Buyer set forth in Section 5.1(a), Section 5.1(b) (but only with respect to Bank7), Section 5.2(b) (but only with respect to Bank7), Section 5.3(a) and Section 5.4 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 5) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Buyer set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 5) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Buyer or the Surviving Entity. Century shall have received a certificate dated as of the Closing Date and signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

(b)        Performance of Obligations of Buyer. Buyer shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Century shall have received a certificate dated as of the Closing Date and signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.

(c)         Federal Tax Opinion. Century shall have received the opinion of Otteson Shapiro LLP, in form and substance reasonably satisfactory to Century, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the Buyer Tax Certificate and the Century Tax Certificate.

ARTICLE 9
TERMINATION

9.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Century Vote (except as otherwise noted) as follows:

(a)          by mutual written agreement of Buyer and Century; or

(b)         by either Buyer or Century in the event (i) (A) any Regulatory Agency has denied a Requisite Regulatory Approval and such denial has become final, or has advised either Party that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval, or (B) any Regulatory Agency shall have requested orally or in writing that Buyer, Century, or any of their respective affiliates withdraw, and not be permitted to resubmit within 60 days or has been advised that the applicable Regulatory Agency is unwilling to accept a resubmitted application, any application with respect to a Requisite Regulatory Approval; provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such denial, lack of grant or request, or (ii) any Law, order, injunction, decree or other legal restraint permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its commercially reasonable efforts to contest, appeal and remove such Law, order, injunction, decree or other legal restraint; or

(c)      by either Buyer or Century if the Merger shall not have been consummated on or before November 30, 2026 (the “Termination Date”), provided, however, that such date shall be extended until June 30, 2027 in the event that any Requisite Regulatory Approval has not been obtained and neither Party has received notice from any applicable Regulatory Agency that any request for such a Requisite Regulatory Approval has been denied, unless in each case, the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein; or

(d)        by Buyer, if Century has breached or is in breach of any representation, warranty, covenant or agreement on the part of Century contained in this Agreement, which breach would, individually or together with all such other then-uncured breaches by Century, constitute grounds for the conditions set forth in Section 8.2 not to be satisfied and such breach is not cured within thirty (30) days after written notice thereof to Century (or such fewer days as remain prior to the Termination Date), or by its nature or timing cannot be cured within such time period; or

(e)        by Century, if Buyer has breached or is in breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement, which breach would, individually or together with all such other then-uncured breaches by Buyer, constitute grounds for the conditions set forth in Section 8.3 not to be satisfied and such breach is not cured within thirty (30) days after written notice thereof to Buyer (or such fewer days as remain prior to the Termination Date) or by its nature or timing cannot be cured within such time period; or

(f)         by Buyer or Century if the Requisite Century Vote shall not have been obtained upon a vote thereon taken at the Century Meeting or at any adjournment or postponement thereof; or

(g)       by Buyer prior to such time as the Requisite Century Vote is obtained, if (i) Century or the Board of Directors of Century shall have made a Recommendation Change, or (ii) Century or the Board of Directors of Century shall have breached its obligations under Section 7.4 (Shareholder Approvals) or 7.11 (Acquisition Proposals) in any material respect; or

(h)         by Buyer prior to such time as the Requisite Century Vote is obtained, if the Receiver fails to obtain, within fifteen (15) Business Days following the date of this Agreement, a final, non-appealable order of the Court authorizing the Receiver to vote the Receivership Shares in favor of this Agreement and the transactions contemplated hereby; or

(i)          by Buyer prior to such time as the Requisite Century Vote is obtained, if the Century Voting Agreement executed by the Receiver becomes invalid or the Receiver, for any reason, no longer has voting authority over the shares of Century Common Stock over which the Receiver has voting authority as of the date of this Agreement; or

(j)           by Century pursuant to Section 7.4(b); or

(k)         by Buyer, if at any time after November 1, 2026 Buyer shall have received written notice from the Receiver that the Receiver is requesting termination of this Agreement and seeking to enforce the sale of the Receivership Shares pursuant to the Receivership Share Purchase Agreement; or

(l)           by Buyer, if (i) Century fails to deliver the Century Disclosure Memorandum on or before the date that is ten (10) Business Days following the date of this Agreement; or (ii) at any time within five (5) Business Days after Buyer’s receipt of the Century Disclosure Memorandum, Buyer determines in its sole discretion that it no longer wishes to proceed with the transactions contemplated by this Agreement; or

(m)         by Buyer, in its sole discretion and for any reason or no reason, upon written notice to Century specifying the effective date thereof.

9.2          Effect of Termination.

(a)          In the event of termination of this Agreement by either Buyer or Century as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, Century, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 7.2(b) (Access to Information; Confidentiality), Section 7.12 (Public Announcements), this Section 9.2 and Article 10 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Century shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.  “Willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement. Notwithstanding any termination of this Agreement pursuant to Section 9.1, Buyer shall retain all rights under, and may proceed with the transactions contemplated by, the Receivership Share Purchase Agreement in accordance with its terms.

(b)          In recognition of the efforts, expenses, and other opportunities foregone by Buyer while pursuing the Merger:

(i)         In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Century or shall have been made directly to the shareholders of Century or any person shall have publicly announced (and, in each case, not irrevocably withdrawn at least two (2) Business Days prior to the Century Meeting) an Acquisition Proposal, in each case, with respect to Century, and (A) the Agreement is terminated by (x) either Party pursuant to Section 9.1(c) (Termination Date) without the Requisite Century Vote having been obtained (and all other conditions set forth in Section 8.1 and Section 8.3 were satisfied or were capable of being satisfied prior to such termination) or (y) Buyer pursuant to Section 9.1(d) (Material Breach) and (B) prior to the date that is nine (9) months after the date of such termination, Century enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Century shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Buyer, by wire transfer of same-day funds, a fee equal to seven million, three hundred and twenty thousand dollars ($7,320,000) (the “Termination Fee”); provided that for purposes of this Section 9.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)         In the event that this Agreement is terminated by (A) Buyer or Century pursuant to Section 9.1(f), (B) by Buyer pursuant to Section 9.1(g), or (C) by Century pursuant to Section 9.1(j), then Century shall pay Buyer, by wire transfer of same-day funds, the Termination Fee within two (2) Business Days of the date of termination.

(iii)        In the event that this Agreement is terminated by Buyer pursuant to Section 9.1(h) or Section 9.1(i), then Century shall, by wire transfer of same-day funds, reimburse Buyer for all expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all attorney’s fees, fees paid to the Buyer Financial Advisor, fees paid for any third party loan review, and accounting and auditing fees, within two (2) business days of the date of termination.

(c)          Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any Party to recover liabilities or damages to the extent permitted by this Agreement, in no event shall either Party be required to pay the Termination Fee more than once.

(d)         The payment of a Termination Fee by Century on the terms set forth herein shall constitute liquidated damages and not a penalty, and except in the case of fraud or willful breach, shall be the sole monetary remedy of Buyer in the event of termination of this Agreement as described in Section 9.2(b). Each of Buyer and Century acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement; accordingly, if Buyer or Century, as the case may be, fails promptly to pay the amount due pursuant to this Section 9.2, and, in order to obtain such payment, the other Party commences a suit which results in a judgment against the non-paying Party for the Termination Fee or any portion thereof, such non-paying Party shall pay the costs and expenses of the other Party (including attorneys’ fees and expenses) in connection with such suit.  In addition, if Buyer or Century, as the case may be, fails to pay the amounts payable pursuant to this Section 9.2, then such Party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

(e)          Notwithstanding anything to the contrary in this Agreement, in addition to the general effect-of-termination provisions of Section 9.2(a), this Section 9.2(e) shall survive any termination of this Agreement. Upon any termination of this Agreement by Buyer pursuant to this Agreement: (i) there shall be no liability or obligation on the part of Buyer or the Receiver (or any of their respective affiliates, Subsidiaries, directors, officers, members, managers, employees, agents, attorneys or other Representatives) to Century or any of its Subsidiaries, shareholders or affiliates arising out of or relating to this Agreement, the transactions contemplated hereby, the pursuit of the Merger in lieu of the transactions contemplated by the Receivership Share Purchase Agreement, or such termination; (ii) Century, on behalf of itself and its Subsidiaries, shareholders and affiliates, irrevocably and unconditionally releases and forever discharges Buyer and the Receiver (and their respective affiliates, Subsidiaries, directors, officers, members, managers, employees, agents, attorneys and other Representatives) from any and all claims, liabilities, damages and causes of action arising out of or relating to this Agreement, the transactions contemplated hereby, the decision to pursue the Merger in lieu of the Receivership Share Purchase Agreement, and such termination; and (iii) no termination fee, expense reimbursement or other payment shall be payable by any Party as a result of a termination under Section 9.1(k).

ARTICLE 10
MISCELLANEOUS

10.1        Definitions.

(a)          Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acceptable Confidentiality Agreement” shall have the meaning as set forth in Section 7.11(a).

“Accredited Investor Certificate” means a Holder certification for verification of such Person’s status as an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

“ACL” shall have the meaning as set forth in Section 4.28.

“Acquisition Proposal” shall have the meaning as set forth in Section 7.11(a).

“Aggregate Cash Consideration” means an amount in cash equal to seventy million dollars ($70,000,000).

“Aggregate Merger Consideration” means (a) the Aggregate Cash Consideration plus (b) 1,232,657 shares of Buyer Common Stock (the “Aggregate Stock Consideration”).

“Agreement” shall have the meaning as set forth in the Preamble.

“Assets” of a person means all of the assets, properties, businesses and Rights of such person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such person, and whether or not owned in the name of such person or any affiliate of such person and wherever located.

“Bank Merger” shall have the meaning as set forth in the Section 1.7.

“Bank Merger Act” shall have the meaning as set forth in Section 4.1(b).

“Bank Merger Agreement” shall have the meaning as set forth in Section 1.7.

“Bank Merger Certificates” shall have the meaning as set forth in Section 1.7.

“BHC Act” shall have the meaning as set forth in Section 4.1(a).

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified person or relating to the business.

“Book-Entry Share” shall have the meaning as set forth in Section 2.1(d).

“Buyer” shall have the meaning as set forth in the Preamble.

“Buyer Benefit Plans” shall have the meaning as set forth in Section 5.12(a).

“Buyer Bylaws” shall have the meaning as set forth in Section 5.1(a).

“Buyer Certificate of Incorporation” shall have the meaning as set forth in Section 5.1(a).

“Buyer Common Stock” shall have the meaning set forth in Section 5.2(a).

“Buyer Disclosure Memorandum” means the confidential written information entitled “Buyer Disclosure Memorandum” delivered with this Agreement to Century and attached hereto.

“Buyer Equity Awards” means collectively, any Buyer Stock Options and Buyer RSU Awards.

“Buyer ERISA Affiliate” shall have the meaning as set forth in Section 5.12(a).

“Buyer Financial Advisor” shall have the meaning as set forth in Section 5.8.

“Buyer Preferred Stock” shall have the meaning as set forth in Section 5.2(a).

“Buyer Regulatory Agreement” shall have the meaning as set forth in Section 5.15.

“Buyer Reports” shall have the meaning as set forth in Section 5.13.

“Buyer Stock Value” means the volume weighted average trading price of Buyer Common Stock on Nasdaq as reported by The Wall Street Journal (or, if such information is no longer reported therein, as reported by a comparable internationally recognized source mutually determined by Buyer and Century) for the ten (10) consecutive full trading days ending on the last trading day preceding the Closing Date.

“Buyer Subsidiary” means any direct or indirect Subsidiary of Buyer.

“Buyer Tax Certificate” shall have the meaning as set forth in Section 7.16.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 051) or any successor form of the Federal Financial Institutions Examination Council of Century or Century Bank.

“Cancelled Shares” shall have the meaning as set forth in Section 2.1(b).

“Century” shall have the meaning as set forth in the Preamble.

“Century 401(k) Plan” shall have the meaning as set forth in Section 7.6(c).

“Century Articles of Incorporation” shall have the meaning as set forth in Section 4.1(a).

“Century Benefit Plans” shall have the meaning as set forth in Section 4.13(a).

“Century Board Recommendation” shall have the meaning as set forth in Section 7.4.

“Century Bylaws” shall have the meaning as set forth in Section 4.1(a).

“Century Common Stock” means the common stock, par value $1.00 per share, of Century.

“Century Disclosure Memorandum” means the confidential written information entitled “Century Disclosure Memorandum” to be delivered to Buyer pursuant to Section 7.20.

“Century ERISA Affiliate” shall have the meaning as set forth in Section 4.13(a).

“Century Financial Advisor” shall have the meaning as set forth in Section 4.9.

“Century Financial Statements” means (a) the audited consolidated balance sheets (including related notes and schedules, if any) of Century as of December 31, 2025 and 2024 and 2023, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2025, 2024 and 2023, accompanied by unqualified audit reports of Century’s independent registered public accountants, and (b) the consolidated balances sheets of Century (including related notes and schedules, if any) and related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to the twelve months and calendar quarterly periods ended subsequent to December 31, 2025.

“Century Material Contracts” shall have the meaning as set forth in Section 4.16(a).

“Century Meeting” shall have the meaning as set forth in Section 7.4.

“Century PSP Unit” shall have the meaning set forth in Section 2.3.

“Century Regulatory Agreement” shall have the meaning as set forth in Section 4.17.

“Century Related Party Transaction” shall have the meaning as set forth in Section 4.22.

“Century Securities” shall have the meaning as set forth in Section 4.2(a).

“Century Shareholder Agreement” shall have the meaning as set forth in Section 4.2(a).

“Century Subsidiary” shall have the meaning as set forth in Section 4.1(c).

“Century Subsidiary Securities” shall have the meaning as set forth in Section 4.2(a).

“Century Tax Certificate” shall have the meaning as set forth in Section 7.16.

“Century Voting Agreements” shall have the meaning as set forth in the Recitals.

“Certificate” shall have the meaning as set forth in Section 2.1(d).

“Certificates of Merger” shall have the meaning as set forth in Section 1.3.

“Claim” shall have the meaning as set forth in Section 7.8(a).

“Closing” shall have the meaning as set forth in Section 1.2.

“Closing Date” shall have the meaning as set forth in Section 1.2.

“Code” shall have the meaning as set forth in the Recitals.

“Confidentiality Agreement” shall have the meaning as set forth in Section 7.2(b).

“Continuing Employees” shall have the meaning as set forth in Section 7.7(a).

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, mortgage, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any person is a party or that is binding on any person or its capital stock, Assets or business.

“Dissenters’ Shares” shall have the meaning set forth in Section 2.5.

“Effective Time” shall have the meaning as set forth in Section 1.3.

“Enforceability Exceptions” shall have the meaning as set forth in Section 4.3(a).

“Environmental Laws” means any federal, state or local Law, regulation, Order, or Permit relating to: (a) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any Hazardous Substance.

“ERISA” shall have the meaning as set forth in Section 4.13(a).

“Exchange Act” shall have the meaning as set forth in Section 5.7(c).

“Exchange Act Documents” means all forms, proxy statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Agency pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.1(a).

“Exchange Fund” shall have the meaning as set forth in Section 3.1(a).

“FDIC” shall have the meaning as set forth in Section 4.1(b).

“Federal Reserve” shall have the meaning as set forth in Section 1.7.

“FINRA” shall have the meaning as set forth in Section 4.4.

“Fractional Share Payment” shall have the meaning as set forth in Section 2.4.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Entity” means any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Agency, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local.

“Hazardous Substance” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, radon and polychlorinated biphenyls in concentrations or forms regulated by Environmental Law.

“Holders” shall have the meaning as set forth in Section 3.1(a).

“Indemnified Party” shall have the meaning as set forth in Section 7.8(a).

“Intellectual Property” shall have the meaning as set forth in Section 4.21(a).

“IRS” shall have the meaning as set forth in Section 4.13(b).

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Agency or Governmental Entity.

“Letter of Transmittal” shall have the meaning as set forth in Section 3.1(b).

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Liens” shall have the meaning as set forth in Section 4.2(b).

“Litigation” means any action, arbitration, mediation, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including contracts or agreements related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their affiliates by Regulatory Agencies.

“Loans” shall have the meaning as set forth in Section 4.26(a).

“Material Adverse Effect” means, with respect to the Buyer or Century, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, Assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries taken as a whole, or (ii) the ability of such Party to timely consummate the transactions contemplated by this Agreement (provided that, with respect to clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date of this Agreement, in U.S. GAAP or applicable regulatory accounting requirements, (B) changes, after the date of this Agreement, in Laws, rules or regulations of general applicability to companies in the industries in which such Party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date of this Agreement, in global, national or regional political conditions (including the outbreak, continuation or escalation of any acts of war (whether or not declared), acts of terrorism, sabotage or military actions) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such Party or its Subsidiaries, (D) changes, after the date of this Agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event or emergencies or pandemics (including the Covid-19 pandemic), (E) public disclosure of the transactions contemplated by this Agreement or actions expressly required by this Agreement or that are taken with the prior written consent of the other Party in contemplation of the transactions contemplated by this Agreement or (F) a decline in the trading price of a Party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclauses (A), (B), (C), or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, Assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate).

“Materially Burdensome Regulatory Condition” shall have the meaning as set forth in Section 7.1(c).

“Maximum Amount” shall have the meaning as set forth in Section 7.8(b).

“Merger” shall have the meaning as set forth in the Recitals.

“New Mexico Secretary” shall have the meaning set forth in Section 1.3.

“NMBCA” shall have the meaning as set forth in Section 1.1.

“NMFID” shall have the meaning as set forth in Section 4.1(b).

“OBD” means the Oklahoma Banking Department.

“OGCA” shall have the meaning as set forth in Section 1.1.

“Oklahoma Secretary” shall have the meaning as set forth in Section 1.3.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Entity.

“Party” means Century or Buyer, and “Parties” means both such persons.

“Per Share Cash Consideration” means an amount of cash equal to the quotient obtained by dividing (i) the Aggregate Cash Consideration by (ii) the total number of shares of Century Common Stock issued and outstanding (excluding Cancelled Shares) immediately prior to the Effective Time.

“Per Share Merger Consideration” means, collectively, the Per Share Cash Consideration and the Per Share Stock Consideration payable in respect of each share of Century Common Stock pursuant to Section 2.1(c).

“Per Share Stock Consideration” means a number of shares of Buyer Common Stock equal to the ratio (the “Exchange Ratio”) obtained by dividing the Aggregate Stock Consideration by the total number of shares of Century Common Stock outstanding (excluding Cancelled Shares) immediately prior to the Effective Time.  For the avoidance of doubt, if an aggregate of 332,683 shares of Century Common Stock are outstanding immediately prior to the Effective Time, the Per Share Stock Consideration shall be 3.7052 shares of Buyer Common Stock.

“Peters Family Group” means, collectively, (i) Gerald P. Peters III and Kathleen K. Peters, individually and as husband and wife; (ii) Gerald P. Peters III and Kathleen K. Peters, as Trustees of The Kathleen K. Peters and Gerald P. Peters III Revocable Trust; (iii) Joseph Thompson, as Trustee for The Soren G. Peters 2012 Trust; (iv) Joseph Thompson, as Trustee for The Devin B.A. Peters 2012 Trust; (v) Joseph Thompson, as Trustee for The Krista N.A. Peters 2012 Trust; and (vi) Donald A. Gonzales, as Trustee for The Erica B. Peters 2012 Trust.

“PBGC” shall have the meaning as set forth in Section 4.13(b).

“Permitted Liens” shall have the meaning as set forth in Section 4.20(a).

“Personal Data” shall have the meaning as set forth in Section 4.15(b).

“Proxy Statement” means a proxy statement in definitive form relating to the meeting of Century’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby and the prospectus of Buyer in connection with the offering of shares of Buyer Common Stock as consideration in the Merger, including any amendments or supplements thereto.

“Real Property” shall have the meaning as set forth in Section 4.20(c).

“Receiver” shall have the meaning as set forth in the recitals.

“Recommendation Change” shall have the meaning as set forth in Section 7.4(a).

“Regulatory Agencies” means, collectively, the SEC, Nasdaq, state securities authorities, the FINRA, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other self-regulatory organization, the Federal Reserve, the FDIC, the OBD, NMFID, the Bureau of Consumer Financial Protection, the IRS, the Department of Labor, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Resale Registration Statement” shall have the meaning as set forth in Section 7.19(b).

“Representative” shall have the meaning as set forth in Section 7.11(a).

“Requisite Century Vote” shall have the meaning as set forth in Section 4.3(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” the Securities and Exchange Commission.

“Securities Act” shall have the meaning as set forth in Section 4.7(a).

“Security Breach” shall have the meaning as set forth in Section 4.15(d).

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Agency promulgated thereunder.

“Subsidiary” when used with respect to any person, means (i) any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act and/or (ii) any affiliate controlled by such person directly or indirectly through one or more intermediaries.

“Surviving Bank” shall have the meaning as set forth in Section 1.7.

“Surviving Entity” shall have the meaning as set forth in the Recitals.

“Takeover Restrictions” shall have the meaning as set forth in Section 4.23.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Entity (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.

“Termination Date” shall have the meaning as set forth in Section 9.1(c).

“Termination Fee” shall have the meaning as set forth in Section 9.2(c).

(b)          Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

10.2        Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the Parties hereto at any time before or after the receipt of the Requisite Century Vote; provided, however, that after the receipt of the Requisite Century Vote, there may not be, without further approval of the shareholders of Century, any amendment of this Agreement that requires such further approval under applicable Law.  Notwithstanding anything to the contrary contained in this Agreement, no amendment, modification, supplement or waiver of this Agreement that would (a) adversely affect the Receiver or the Receivership Estate, (b) modify, impair, supersede or adversely affect the Receivership Share Purchase Agreement or any of the Receiver’s rights or remedies thereunder, or (c) modify or adversely affect the Receiver’s rights under this Agreement, including Buyer’s termination right upon written notice from the Receiver pursuant to Section 9.1(k) and the release and no-liability provisions set forth in Section 9.2(e), shall be effective without the prior written consent of the Receiver.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the Parties hereto.

10.3        Extension; Wavier. At any time prior to the Effective Time, each of the Parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered by such other Party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite Century Vote, there may not be, without further approval of the shareholders of Century, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable Law.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.4        Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Sections 7.8 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

10.5        Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Buyer and Century.

10.6        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          if to Century, to:

Century Financial Services Corporation
100 S. Federal Place
Santa Fe, New Mexico 87501
Attention:	Soren Peters
Email:	Soren.Peters@mycenturybank.com

With a copy (which shall not constitute notice) to:

Otteson Shapiro LLP
7979 E. Tufts Avenue, Suite 1600
Denver, Colorado 80237
Attention:	Christian Otteson
Email:	ceo@os.law

(b)          if to Buyer, to:

Bank 7 Corp.
1039 NW 63rd Street
Oklahoma City, Oklahoma 73116
Attention:	Thomas L. Travis
Email:	ttravis@bank7.com

With a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Attention:	J. Brennan Ryan
Crystal L. Huffman
E-mail:	brennan.ryan@nelsonmullins.com
crystal.huffman@nelsonmullins.com

10.7        Interpretation.  The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive.  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of Century means the actual knowledge of any of the officers of Century listed on Section 10.7 of the Century Disclosure Memorandum, and the “knowledge” of Buyer means the actual knowledge of any of the officers of Buyer listed on Section 10.7 of the Buyer Disclosure Memorandum.  As used in this Agreement, (i) the term “person” means any individual, corporation (including not-for-profit), bank, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one Party or its representatives to the other Party and its representatives by 5:00 p.m., Central time, on the date hereof, (b) included in the virtual data room of a Party by 5:00 p.m., Central time, on the date hereof, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, (iv) “Business Day”  means any day other than a Saturday, a Sunday or a day on which banks in Oklahoma City, Oklahoma are authorized by Law or executive order to be closed, and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger.  The Century Disclosure Memorandum and the Buyer Disclosure Memorandum, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  Nothing contained in this Agreement shall require any Party or person to take any action in violation of applicable Law.

10.8       Counterparts. This Agreement may be executed in counterparts (including by pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

10.9       Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

10.10      Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the internal, substantive Laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles.

(b)          Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 10.6.

10.11      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12      Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 7.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement; provided, however, that, notwithstanding the foregoing, the Receiver is an express intended third-party beneficiary solely for the limited purpose of the provisions of this Agreement that expressly benefit the Receiver, specifically the Receiver consent requirement in Section 10.2 and the release and no-liability provisions in Section 9.2(e), which provisions the Receiver may enforce directly.  The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto.  Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.13      Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the Parties shall be entitled to an injunction or injunctions to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate, and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

10.14      Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

10.15      Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any Party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

10.16     Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.

10.17     Receivership Share Purchase Agreement.  The Parties acknowledge and agree that the Receivership Share Purchase Agreement remains in full force and effect and constitutes a valid, binding and enforceable obligation of the parties thereto in accordance with its terms. Nothing in this Agreement shall be construed to amend, modify, supersede, terminate, waive, release or otherwise impair the Receivership Share Purchase Agreement, the Sale Order or any rights or remedies thereunder. The Merger is being pursued in lieu of, but without waiver of, the transactions contemplated by the Receivership Share Purchase Agreement, which shall remain available to Buyer and the Receiver in accordance with its terms.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

BANK7 CORP.

By:	/s/ Thomas L. Travis
Name: Thomas L. Travis
Title: Vice Chairman and Chief Executive Officer

CENTURY FINANCIAL SERVICES
CORPORATION

By:	/s/ Soren Peters
Name: Soren Peters
Title: Chairman of the Board of Directors